                                                                     EXHIBIT 2.4



                               DATED 29 JUNE 1999




                         (1) DENSITRON INTERNATIONAL PLC

                         (2) DML MICROWAVE LIMITED

                         (3) MCE COMPANIES, INC.



                                A G R E E M E N T

                        FOR THE SALE AND PURCHASE OF THE
                         ENTIRE ISSUED SHARE CAPITAL OF
                           DENSITRON MICROWAVE LIMITED










EVERSHEDS
115 COLMORE ROW
BIRMINGHAM
B3 3AL
TEL: 0121-232 1000
FAX: 0121-232 1900
DX: 13004 BIRMINGHAM
DRAFT NO. 5
DATE:  29.06.99
REF: KSE/36

                                    CONTENTS


1.    Interpretation
2.    Conditions Precedent
3.    Closing
4.    Consideration
5.    Warranties
6.    Restrictive covenants
7.    Purchaser's Assurances
8.    Purchaser's Undertakings
9.    Purchaser's Guarantee
10.   Set Off
11.   VAT Degrouping
12.   Announcements
13.   Costs
14.   Interest
15.   Notices
16.   General

SCHEDULE 1

      Part I:     Details of the Company

      Part II:    Details of the Subsidiary

SCHEDULE 2

      The Property

SCHEDULE 3

      Warranties

SCHEDULE 4

      Purchaser's Warranties

SCHEDULE 5

      Determination of the Net Worth, Trade Debtors and Bad Debts Reserve

SCHEDULE 6

      Determination of the 1999 Gross Profit, the Bad Debts, the Excluded Liabilities and the Taxation Reserve

SCHEDULE 7

      Agreed Determination Process

SCHEDULE 8

      Example Closing Statement

THIS AGREEMENT is made on 29 June 1999

BETWEEN:-

(1) DENSITRON INTERNATIONAL PLC (registered number 1982726) whose registered office is at Unit 4, Airport Trading Estate, Biggin Hill, Kent, TN16 3BW ("the Vendor"); and

(2) DML MICROWAVE LIMITED (registered number 3719966) whose registered office is at 115 Colmore Row, Birmingham, B3 3AL ("the Purchaser");

(3) MCE COMPANIES, INC., a Michigan corporation whose address is 310 Depot Street, Ann Arbor, Michigan 48104, United States of America ("the Guarantor")

OPERATIVE CLAUSES

1.       INTERPRETATION

         In this Agreement:-

         1.1 the following expressions have the following meanings unless inconsistent with the context:-

               EXPRESSION                 MEANING

               "the Accounts"             audited accounts of the Company for
                                          the fifteen month period which
                                          commenced on 1 January 1998 and ended
                                          on 31 March 1999 comprising the
                                          balance sheet and the profit and loss
                                          account for the said period and the
                                          auditors' and directors' reports
                                          thereon a copy of which is annexed to
                                          the Disclosure Letter

               "the Act"                  The Companies Act 1985

               "the Additional            The additional payment (if any) to the
               Payment"                   Vendor from the Purchaser for the sale
                                          of the Shares as calculated in
                                          accordance with clauses 4.3 to 4.8
                                          inclusive



               "Associated Company"       Any company which at the relevant time
                                          is

                                          (a) a holding company of the Vendor;
                                          or

                                          (b) a subsidiary or subsidiary
                                          undertaking of the Vendor; or

                                          (c) a subsidiary or subsidiary
                                          undertaking of any such holding
                                          company of the Vendor

                                          and the expressions "holding company",
                                          "subsidiary" and "subsidiary
                                          undertaking" shall have the meanings
                                          given to them by the Act


               "the Auditors"             The auditors for the time being of the
                                          Company


               "the Bad Debts"            The amount of the Trade Debtors which
                                          remain outstanding at 31 March 2000
                                          calculated or determined in accordance
                                          with Schedule 6


               "the Bad Debts Reserve"    The provision for bad debts set out in
                                          the Final Closing Statement

               "Business Day"             Any day (other than Saturday or
                                          Sunday) on which Clearing Banks are
                                          open for a full range of banking
                                          transactions

            "Circular"                    The Circular to be sent by the Vendor
                                          to its shareholders pursuant to the
                                          provisions of clause 3.1.1 to convene
                                          an extraordinary general meeting of
                                          the Vendor's Shareholders to approve
                                          the sale and purchase contemplated
                                          by this Agreement

            "Clearing Bank"               A bank which is a member of CHAPS
                                          Clearing Company Limited

            "Closing"                     Completion of the sale and purchase
                                          hereby agreed in accordance with
                                          clause 3 and "the Closing Date" shall
                                          be construed as the closing of
                                          business on the date on which Closing
                                          takes place

            "Closing Conditions"          The conditions precedent to which the
                                          sale and purchase contemplated by this
                                          Agreement are subject, as set out in
                                          clauses 2.1 to 2.3 inclusive

            "the Closing Date"            30 July 1999 or such other date as the
                                          Vendor and or Purchaser may agree

            "the Company"                 Densitron Microwave Limited,
                                          registered number 1064744 whose
                                          registered office is at Unit 4,
                                          Airport Trading Estate, Biggin Hill,
                                          Kent, TN16 3BW

            "the Consideration"           The Provisional Consideration as
                                          adjusted in accordance with clause 4

            "Consistent"                  With reference to any particular
                                          asset, liability, income or
                                          expenditure, to the extent not
                                          expressly provided to the contrary in
                                          this Agreement, in accordance with UK
                                          GAAP and, provided the same are in
                                          accordance with UK GAAP, the
                                          accounting principles, policies,
                                          practices and methods consistent with
                                          those used in the preparation of the
                                          Accounts including for the avoidance
                                          of doubt, the internal policies and
                                          procedures used on a consistent basis
                                          by the Company in the preparation of
                                          the Accounts and which are set out in
                                          the Disclosure Letter

            "the Deferred Payment Date"   30 Business Days after the date on
                                          which all items required to be known
                                          for the calculation of the payment (if
                                          any) which falls to be paid pursuant
                                          to clause 4.8 have been agreed, deemed
                                          agreed or determined in accordance
                                          with this Agreement

            "the Disclosure Letter"       The letter prepared or written by the
                                          Vendor to the Purchaser in the agreed
                                          terms setting out qualifications to
                                          and exceptions from the Warranties as
                                          given at the date of this Agreement
                                          and separately as at Closing as
                                          contemplated by clause 5.1.1

            "the Employment               The Employment Agreements between the
            Agreements"                   Company and each of Messrs Kearns,
                                          Meeson, Bonvini, Raven, Dumbell and
                                          Summers to be entered into prior to or
                                          at Closing in such form and containing
                                          such terms and conditions as shall be
                                          agreed by the Purchaser

            "the Excluded Liabilities"    All liabilities and obligations as at
                                          the Closing Date howsoever or whenever
                                          arising and whether actual or
                                          contingent of any member of the Group
                                          in respect of: (a) any indebtedness
                                          for borrowed money or advances from
                                          factors or any obligations for bank
                                          overdrafts (secured or otherwise); (b)
                                          any liabilities of a long-term
                                          nature, being incapable of complete
                                          performance in accordance with their
                                          terms within 6 months after the date
                                          on which such liability was incurred
                                          except for (i) the Leases (ii)
                                          provision for deferred taxation and
                                          (iii) the equipment leases set out in
                                          the Disclosure Letter; (c) any
                                          obligations to the Vendor or any
                                          Associated Company (including, without
                                          limitation, any obligations related to
                                          any accrued but unpaid dividends on
                                          the Ordinary Shares or the Preference
                                          Shares (other than as specified in
                                          this Agreement)), except for bona fide
                                          purchases of inventory and supplies on
                                          terms not less favourable than those
                                          extended to independent third parties;
                                          and (d) any guarantees with respect to
                                          any indebtedness or other obligations
                                          of the Vendor or any Associated
                                          Company

            "Final Closing Statement"     The meaning given to such term in
                                          Schedule 5

            "the Group"                   Together, the Company and the
                                          subsidiary details of which are set
                                          out in Schedule 1

            "Group Member"                Any company which is a member of the
                                          Group

            "the LC Letter"               The letter dated the same date as this
                                          Agreement from the Guarantor to the
                                          Vendor relating to, inter alia, the
                                          provision of an irrevocable standby
                                          letter of credit

            "the Leases"                  The lease, underlease and
                                          sub-underleases of the Property
                                          details of which are set out in
                                          Schedule 2

            "Net Worth"                   The aggregate of the amount of the
                                          Company's assets less the aggregate
                                          amount of the Company's liabilities at
                                          Closing as shown in the Final Closing
                                          Statement but excluding the Trade
                                          Debtors and the Taxation Reserve

            "Net Worth Deficit"           The amount (if any) by which the Net
                                          Worth is less than (pound)720,000
                                          (seven hundred and twenty thousand
                                          pounds)

            "Net Worth Surplus"           The amount (if any) by which the Net
                                          Worth exceeds (pound)780,000 (seven
                                          hundred and eighty thousand pounds)


            "Nominated Director"          Cliff Hardcastle or such other person
                                          nominated by the Vendor to be a
                                          director of the Company in accordance
                                          with the provisions of this Agreement


            "the Ordinary Shares"         The 430,000 Ordinary Shares of(pound)1
                                          each in the capital of the Company

            "the Preference Shares"       The 490,000 10% cumulative preference
                                          shares of(pound)1 each in the capital
                                          of the Company

            "the Property"                The property specified in Schedule 2
                                          (and, if more than one, each such
                                          property) and each and every part of
                                          such property

            "the Provisional              The sum of (pound)4,500,000 (four
            Consideration"                million five Hundred thousand pounds)
                                          to be paid to the Vendor on Closing in
                                          accordance with clause 4.2

            "the Purchaser's Accountants" Ernst & Young of Beckett House, 1
                                          Lambeth Palace Road, London ST1 7EU


            "the Purchaser's Solicitors"  Eversheds of 115 Colmore Row,
                                          Birmingham, B3 3AL

            "the Purchaser's Warranties"  The warranties of the Purchaser contained in Schedule 4

            "the Shares"                  The Ordinary Shares and the Preference
                                          Shares

            "the Taxation Deed"           The taxation deed to be made between
                                          the Vendor and the Purchaser in the
                                          agreed terms

            "the Taxation Reserve"        That part of the amount of corporation
                                          tax payable by the Company which is
                                          provided in the accounts of the
                                          Company prepared in respect of the
                                          year ended on 31 December 1999 which
                                          provision shall be calculated in
                                          accordance with UK GAAP which is
                                          attributable to the profits of the
                                          Company for the period from 1 January
                                          1999 to the Closing Date inclusive


            "the Trade Debtors"           The amount of the Company's trade
                                          debtors (that is to say, the debtors
                                          of the Company where the debts were
                                          incurred in the ordinary and normal
                                          course of trading) as at the Closing
                                          Date less the amount of the provision
                                          for bad debts as at the Closing Date
                                          as shown in the Final Closing
                                          Statement (being the Bad Debts
                                          Reserve) in each case calculated or
                                          determined on a basis which is
                                          Consistent and in accordance with
                                          Schedule 5

            "Transaction Fees"            All legal, accounting, tax, consulting
                                          and financial advisory and other fees
                                          and expenses, including any fees and
                                          expenses incurred, paid, or payable by
                                          the Company in connection with the
                                          transactions contemplated hereby, and
                                          not otherwise paid by the Vendor

            "UK GAAP"                     Generally accepted accounting
                                          principles in the United Kingdom as of
                                          the date hereof

            "VAT"                         Value Added Tax

            "VATA"                        Value Added Tax Act 1994

            "VAT Group"                   The VAT Group as defined in section 43
                                          VATA of which the Vendor is the
                                          representative member and which has
                                          the number 425282070

            "the Vendor's Accountants"    Robson Rhodes of 186 City Road, London
                                          EC1V 2NU

            "the Vendor's Solicitors"     Wellers of Tenison House, 45 Tweedy
                                          Road, Bromley, Kent BR1 3NF

            "the Warranties"              The warranties, representations and
                                          undertakings set out or referred to in
                                          clause 5 and Schedule 3;

            "the 1998 Financial Period"   The financial period which commenced
                                          on 1 April 1998 and ended on 31 March
                                          1999

            "the 1999 Financial Period"   The financial period which commenced
                                          on 1 April 1999 and ending on 31 March
                                          2000

            "the 1998 Gross Profit"       The gross profits (being sales less
                                          cost of sales) of the Company for the
                                          1998 Financial Period, being
                                          (pound)2,340,917 calculated as
                                          follows:-

                                          gross profit for the year to 31st                             2,096,122
                                          December 1998

                                          plus gross  profit for the three months                         742,013
                                          to 31st March 1999                                              -------
                                                                                                        2,838,135
                                                                                                        ---------
                                          less gross  profit for the three months                        (497,218)
                                          to 31st March 1998
                                                                                                        2,340,917

                                          each such gross profit figure being
                                          extracted from the Accounts

            "the 1999 Gross Profit"       The gross profits (being sales less
                                          cost of sales) of the Company for the
                                          1999 Financial Period, calculated and
                                          determined on a basis which is
                                          Consistent and agreed or determined in
                                          accordance with Schedule 6 and where
                                          Consistent presented in a format
                                          consistent with the format of the 1998
                                          Gross Profit as shown in the Accounts


            "the 1999 Gross Profit        The amount payable to the Vendor
            Amount"                       determined pursuant to clause 4.5

     1.2 references to any statute or statutory provisions will, unless the context otherwise requires, be construed as including references to any earlier statute or the corresponding provisions of any earlier statute, whether repealed or not, directly or indirectly amended, consolidated, extended or replaced by such statute or provisions, or re-enacted in such statute or provisions, and to any subsequent statute or the corresponding provisions of any subsequent statute in force at any time prior to Closing directly or indirectly amending, consolidating, extending, replacing or re-enacting the same, and will include any orders, regulations, instruments or other subordinate legislation made under the relevant statute or statutory provisions which are in force prior to Closing;

     1.3 references to persons will be construed so as to include bodies corporate, unincorporated associations and partnerships;

     1.4 references to a document being "in the agreed terms" will be construed as references to that document in the form agreed and initialled by or on behalf of the Vendor and the Purchaser;

     1.5 references to clauses and Schedules are to clauses of and Schedules to this Agreement, and references to paragraphs are to paragraphs in the
          Schedule in which such references appear;

     1.6 the Schedules form part of this Agreement and will have the same force and effect as if expressly set out in the body of this Agreement;

     1.7 the headings to the clauses of this Agreement and to the paragraphs of the Schedules (save for headings in Schedules 1 and 2) will not affect its construction; and

     1.8 for the avoidance of any doubt if, in interpreting the expression "Consistent" as defined above, there is any conflict between UK GAAP and any other accounting practice policy or procedure whether or not adopted for the purposes of the Accounts, then UK GAAP shall prevail.

2.   CONDITIONS PRECEDENT

     2.1 The sale and purchase contemplated by this Agreement and the respective obligations of the Purchaser and the Vendor to effect the transactions contemplated in this Agreement are conditional on there being no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or otherwise inhibiting or restraining the consummation of all or any part of the transactions contemplated by this Agreement and the absence of any pending or threatened litigation by any third party seeking to enjoin, prevent or obtain damages in connection with this Agreement at the time that Closing would, but for the provisions of this clause 2.1 otherwise have taken place; and

     2.2 The sale and purchase contemplated by this Agreement and the respective obligations of the Purchaser to effect the transactions contemplated in this Agreement are conditional on:-

         2.2.1 the Warranties being true and correct in all respects at the date of this Agreement and at the time at which Closing would otherwise have taken place but for the provisions of this clause 2.2.1 as if such Warranties were repeated at that time except that a breach or breaches of any of the Warranties at the date of this Agreement or the existence of facts or circumstances which would constitute a breach or breaches of the Warranties had the same been repeated at Closing (a "deemed breach") shall only constitute a failure to satisfy this condition where the consequence of such breach or breaches or deemed breach or breaches is that the Purchaser may suffer a loss or losses in respect thereof equal to or exceeding, in the aggregate,(pound)100,000;

         2.2.2 receipt at or prior to Closing of a letter from Barclays Bank plc in the agreed terms relating to the release of the Company from the composite accounting system described in the Disclosure Letter and from any and all charges and guarantees which may subsist in respect of or which may have been given by the Company in favour of Barclays Bank plc;


         2.2.3         the execution and delivery at Closing of the Employment
                       Agreements;

         2.2.4 the absence of any material loss or casualty to the business and assets of any Group Member or any material adverse change in the business or financial condition or prospects of either Group Member since 31 March 1999

         2.2.5 the performance of or compliance with all covenants and other obligations of the Vendor required to be performed or complied with in the period from the date of this Agreement to Closing or by or as of the Closing Date;

         2.2.6 the Vendor having complied in all respects with the obligations imposed on it pursuant to clause 3.3;

         2.2.7 the Purchaser not having the right to make any claim or claims under the Taxation Deed at Closing (based on the assumption that the same had been entered into immediately prior to Closing) except that the right to make any such claim or claims shall only constitute a failure to satisfy this condition where the amount thereof may be equal to or exceed (pound)100,000;

         2.2.8 the Vendor's Accountants entering into a letter of engagement with the Purchaser in a form satisfactory to the Purchaser; and

         2.2.9 the absence of any exceptional, catastrophic and unforeseeable change in the general economic or financial conditions in the United States of America or world markets or the occurrence of any exceptional, catastrophic and unforeseeable material disruption or exceptional, catastrophic and unforeseeable adverse change in world-wide, United States of America or United Kingdom financial, banking or capital markets which prevents the Purchaser from closing the transactions contemplated by this Agreement.

2.3 The obligations of the Vendor to effect the transactions contemplated in this Agreement are conditional on:-

         2.3.1 the passing at a general meeting of the Vendor of a resolution to approve this Agreement;

         2.3.2 the Purchaser's Warranties being true and correct in all respects at the date of this Agreement and there being no breach of the Purchaser's Warranties at the time at which Closing would otherwise have taken place but for the provisions of this clause 2.3.2 as if such Purchaser's Warranties were repeated at that time; and

         2.3.3 the Purchaser having complied in all respects with the obligations imposed on it pursuant to this Agreement to be performed by the Purchaser by or at the Closing Date.

2.4 If the Closing Conditions (except for the Closing Condition in clause 2.2.9) shall not have been fulfilled or:-

         2.4.1         in the case of the Closing Conditions contained in clause
                       2.1 waived by the Vendor and the Purchaser; or

         2.4.2 in the case of the Closing Conditions contained in clauses 2.2.1 to 2.2.8 waived by the Purchaser; or

         2.4.3 in the case of the Closing Conditions contained in clauses 2.3.1 to 2.3.3 waived by the Vendor on or before the Closing Date or such later date as the Vendor and the Purchaser may agree in writing then the Purchaser (in the case of the Closing Conditions set forth in clause 2.1 and/or 2.2 (except clause 2.2.9) not being satisfied at Closing) or the Vendor (in the case of the Closing Conditions set forth in clauses 2.1 and/or 2.3 not being satisfied at Closing) may rescind this Agreement whereupon this Agreement shall (except for the provisions of clauses 3.10 to 3.16 inclusive, 3.19, 12 and 13) lapse and be of no further force or effect and no party shall have any claim against any other party in respect thereof save in respect of any antecedent breach.

         2.5           If on the Closing Date the Closing Condition in clause
                       2.2.9 shall not have been fulfilled the provisions of clauses 3.14 and 3.15 will apply.


         2.6 Subject to the Closing Conditions, the Vendor shall sell with full title guarantee, and the Purchaser will buy the Shares free from all encumbrances and any liens or third party rights and with all rights attached or accruing to them including all rights to any dividends or other distributions declared made or paid after the date of this Agreement (but subject to the provisions of clause 3.4)

3.       CLOSING

         3.1 The Vendor shall use all reasonable endeavours to procure that the Closing Conditions insofar as they relate to the Vendor and/or the Company set out in clauses 2.1 and 2.2 and the Closing Condition in clause 2.3.1 are fulfilled as soon as practicable following the date of this Agreement and in any event by the Closing Date and shall notify the Purchaser forthwith upon becoming aware that any of the aforesaid Closing Conditions will or may not become capable of fulfilment by the due time and date. Without limiting the generality of the foregoing the Vendor shall:-

                       3.1.1 send the Circular to the Vendor's shareholders as soon as reasonably practicable and in any event by no later than midnight on 12th July 1999 or such later time and/or date as the Purchaser may agree; and

                       3.1.2 on exchange of this Agreement deliver to the Purchaser irrevocable undertakings in the agreed terms to vote in favour of the resolution set out in the Circular duly executed by shareholders holding more than fifty per cent (50%) of the issued and outstanding shares of the Company having a right to vote on and approve this Agreement.

         3.2 The Purchaser shall use all reasonable endeavours to procure that the Closing Conditions, insofar as they relate to the Purchaser, set out in clauses 2.1, 2.2.9,
                       2.3.2 and 2.3.3 are fulfilled as soon as practicable following the date of this Agreement and in any event by the Closing Date and shall notify the Vendor forthwith upon becoming aware that any of the aforesaid closing conditions will or may not become capable of fulfilment by the due time and date.

         3.3 The Vendor shall procure that, between the time of the execution of this Agreement and the Closing Date, each Group Member will operate its business in the ordinary course on a basis consistent with past operations and practices and will use its best efforts to preserve its business and assets, as well as the key employees intact. Without limiting the generality of the foregoing no Group Member will, without the consent of the Purchaser given in writing:-

                       3.3.1 enter into any contract that could have a material and adverse effect on the financial position or cash flows of the Company;

                       3.3.2 incur any expenditure on capital account in excess of, in the aggregate,(pound)20,000 or enter into any commitment to do so;

                       3.3.3 dispose of any part of its assets in excess of, in the aggregate,(pound)10,000 except inventory in the ordinary course of trading;

                       3.3.4 except as contemplated by the arrangements with Griffin Factors Limited described in the Disclosure Letter, borrow any money except under its existing overdraft facilities (such facilities being described in the Disclosure Letter) or under any renewal on substantially similar terms as its existing overdraft facilities, from its bankers or make any payments out of or drawings on its bank account other than routine payments;

                       3.3.5         enter into any guarantee or indemnity;

                       3.3.6 enter into any unusual or abnormal Contract (as defined in paragraph 1.1 of Schedule 3) or commitment;

                       3.3.7 grant any lease or third party right in respect of the Property or assign or otherwise dispose of the same (or any part thereof);

                       3.3.8         make any loan;

                       3.3.9 except in respect of an aggregate capital amount of (pound)20,000, enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms;

                       3.3.10 declare, make or pay any dividend or other distribution except as included in the Accounts or as specified in this Agreement;


                       3.3.11 grant any security (except as the same may be contemplated by clause 3.3.9);

                       3.3.12        appoint any additional director;

                       3.3.13 take on any additional employees or terminate the employment of any employees who, in either or any case, are salaried employees, or who are dismissed for proper cause and where no more than 5 such hourly paid employees have been hired or dismissed since the date of this Agreement or make any change in the terms or conditions of employment (including any change to the amount or rate of employees remuneration) or pension benefits of any employees;

                       3.3.14 permit any insurance to lapse or do anything which would make any policy of insurance void or voidable;

                       3.3.15 create or issue any class of share or loan capital;

                       3.3.16 make any change in its business structure or organisation;

                       3.3.17 permit any amendment to the Memorandum or Articles of Association;

                       3.3.18 do or omit to do, or cause or allow to be done or omit to be done, any act or thing which would result or be likely to result in breach of any of the Warranties at Completion; and

                       3.3.19 promise or agree to do any of the actions described in the foregoing paragraphs of this clause 3.3

         3.4 Notwithstanding anything in this clause 3 to the contrary, the Vendor may procure that, the Company will, prior to the Closing, but subject to it being lawful so to do and subject always to the Vendor providing to the Purchaser (before the Company takes any such actions) evidence which is reasonably satisfactory to the Purchaser that the proviso to this clause 3.4 has or will be complied with, take the following actions:-

                       3.4.1 pay a dividend of 3.33 pence per Preference Share (total dividend(pound)16,333);

                       3.4.2 pay to the Vendor management charges of (pound)12,500 per month and an administration fee of (pound)1,000 per month from and in respect of the period commencing on 1st July to the Closing Date; and

         3.4.3         pay further dividends in respect of the Ordinary Shares

                       Provided always that (i) any other or additional dividends which may become due and payable in respect of the Preference Shares in accordance with the Articles of Association of the Company shall be for the account of the Purchaser and (ii) the aggregate of the sums paid by the Company by way of dividend and/or management charge and/or administration fee pursuant to the foregoing provisions of this clause 3.4 shall not exceed the cash balance in the Company's bank account on the Closing Date less (i) all unpresented cheques issued up to and including the Closing Date and (ii) standing orders or direct debts payable since the date of such bank statement up to and including the Closing Date.

         3.5           Prior to the Closing Date, the Vendor will:-

                       3.5.1 give to such employees of the Purchaser and the attorneys, accountants, or other representatives of the Purchaser, upon reasonable notice, reasonable access to such of each Group Member's employees as the Purchaser shall reasonably require so that discussions may take place and arrangements made for the orderly transfer of the Company to the Purchaser on Closing;

                       3.5.2 in order to enable the Purchaser to (i) investigate and monitor the requirements of the Closing Conditions in clauses 2.2.1, 2.2.4, 2.2.5, 2.2.6 and 2.2.7 and to establish that they have been satisfied)
                                     (ii) update any information provided to the Purchaser in respect of the Company prior to the date of this Agreement and (iii) obtain any information reasonably required by its financial backers permit the Purchaser and its attorneys, accountants or other representatives to undertake such reasonable inquiries with regard to the business, assets, financial condition, prospects, liabilities and employees of each Group Member as the Purchaser shall reasonably require and, without limiting the foregoing, furnish to the Purchaser and the attorneys, accountants or other representatives of the Purchaser such financial and operating data and other information with respect to each Group Member as the Purchaser shall from time to time request, and which has not been previously provided to the Purchaser or its advisers, including, but not limited to, inspecting and reviewing any and all books and records, contracts, agreements and other relevant documents and making copies of any of the foregoing and inspecting and examining all leased premises, as well as all machinery, equipment, inventory and other material business assets;

                       3.5.3 allow the Purchaser to contact and interview all key employees and major suppliers and customers of each Group Member provided always that the Purchaser shall co-ordinate such contacts with the Company so as to reasonably avoid any disruption to the business of the Group; and

                       3.5.4 use its reasonable efforts to cause its accountants, attorneys, bankers and other relevant agents and representatives to co-operate fully with the Purchaser in connection with the rights of access contemplated by this clause 3.5.

                       3.6 In the period between the date of this Agreement and the Closing Date the Vendor and the Purchaser will each give prompt notice to the other upon becoming aware of
                                     (i) any breach of the Warranties or, as the case may be, the Purchaser Warranties or
                                     (ii) any inability or anticipated
                  inability to repeat the Warranties, or as the case may be, the Purchaser Warranties as at Closing (iii) any inability or anticipated inability to satisfy any Closing Condition or (iv) any failure on the part of the Vendor or the Purchaser, as the case may be, to comply with or satisfy in any respect any obligation imposed on it hereunder to be performed, complied with or satisfied by the Vendor or the Purchaser, as the case may be, under this Agreement on or prior to the Closing Date. The Vendor and the Purchaser will use all reasonable efforts to prevent or promptly remedy any matter which has been or may be the subject of any such notice. No notice given pursuant to this clause 3.6 will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein or the limitations, restrictions, qualifications or conditions to which the same are subject.

         3.7 Provided that this Agreement has not been rescinded pursuant to clause 2.4 or otherwise as provided by this Agreement Closing will take place on the Closing Date, subject to satisfaction of all the Closing Conditions, at the offices of the Vendor's Solicitors at Queen's House, Lincoln's Inn Field, London, WC2 or at such other place and/or later time as the Vendor and the Purchaser shall agree.

         3.8      Upon Closing the Vendor will:-

                  3.8.1    produce and deliver to the Purchaser:-

                           3.8.1.1 duly executed transfers of the Shares in favour of the Purchaser (or as it will direct) together with all relevant share certificates (or in the case of any lost certificate an indemnity satisfactory to the Purchaser in relation to it) and together also with such waivers and consents as the Purchaser may require to enable the Purchaser and its nominee(s) to be registered as the holders of the Shares;

                           3.8.1.2 written resignations from all of the directors and the secretary of each Group Member in the agreed terms;

                           3.8.1.3 the written resignation of Robson Rhodes as auditors of each Group Member accompanied by the statement referred to in section 394 of the Act;

                           3.8.1.4  the Taxation Deed duly executed by the
                                    Vendor;

                           3.8.1.5 the certificate of incorporation, any certificate(s) of incorporation on change of name, the common seal and the statutory books and registers (all entered up to date) of each Group Member;

                           3.8.1.6 all deeds and documents relating to the title of any Group Member to the Property;

                           3.8.1.7 bank statements in respect of each account of each Group Member as at the close of business 3 Business Days prior to Closing, together in each case with a reconciliation statement prepared by the Vendor to show the position at Closing (listing unpresented cheques drawn or received by the relevant Group Member and standing orders or direct debits payable since the date of such bank statements);

                           3.8.1.8  all licences, certificates or other
                                    documents previously specified in writing by the Purchaser prior to the date of this Agreement;

                           3.8.1.9 all papers, books, records, keys, credit cards and most recent credit card statements (together with a reconciliation statement prepared by each Vendor to show the credit card balance at Closing) and other property (if any) of each Group Member which are in the possession or under the control of the Vendor or any other person who resigns as an officer of any Group Member in accordance with this clause 3;

                           3.8.1.10 duly executed powers of attorney in the
                                    agreed terms;

                           3.8.1.11 releases in the agreed terms, duly executed
                                    by each Group Member's bankers of:

                                    (a)      any fixed or floating charges over
                                             the assets of each Group Member
                                             held by them; and

                                    (b)      any guarantees entered into by any
                                             Group Member in respect of the
                                             obligations of the Vendor and/or
                                             any Associated Company of the
                                             Vendor to such company's bankers
                                             (including any release of all
                                             obligations of any Group Member
                                             under any composite banking
                                             arrangements in favour of the
                                             Vendor and/or any Associated
                                             Companies of the Vendor).

                           3.8.1.12 duly signed letter from Barclays Bank plc
                                    referred to in clause 2.2.2.

                  3.8.2    the Vendor will:-

                           3.8.2.1 repay, and will procure that each Associated Company of the Vendor will repay, all amounts owed by it to each Group Member, whether due for payment or not except any amounts owed in respect of bona fide purchases of inventory and supplies which were supplied on terms no less favourable than those extended to independent third parties;

                           3.8.2.2 deliver to the Purchaser a deed in the agreed terms acknowledging that neither the Vendor nor any Associated Company of the Vendor has any claim against any Group Member and that there is no agreement or arrangement under which the Company has any actual, contingent or prospective obligation (including, but not limited to, any obligation under any guarantee) to the Vendor or any Associated Company entered into by any Group Member; and

                           3.8.2.3  in respect of any such agreement or
                                    arrangement as is referred to in clause
                                    3.8.2.2 which previously existed deliver to the Purchaser evidence of the release or termination of it in form reasonably satisfactory to the Purchaser;

                  3.8.3 the Vendor will procure that duly convened meetings are held at which:-

                           3.8.3.1 the transfers referred to in clause 3.8.1.1 (subject to stamping if not previously effected) are approved for registration in the books of the Company;

                           3.8.3.2 any persons nominated by the Purchaser and the Nominated Director are appointed as additional directors of the specified Group Member (subject to any maximum number of directors imposed by the articles of association of the Company), and any person nominated by the Purchaser is appointed as secretary of the specified Group Member; and

                           3.8.3.3 all existing bank accounts are closed and all instructions to the bankers of each Group Member are revoked and new bank accounts opened and new instructions given to such bankers as the Purchaser may nominate, in such form as the Purchaser directs.

                  3.8.4 the Vendor will deliver the Employment Agreements duly executed.

                  3.8.5 the Vendor will deliver a signed letter of appointment in respect of the Nominated Director in the agreed terms;

                  3.8.6 the Vendor will deliver a duly executed letter of engagement in the agreed terms in respect of Robson Rhodes.

         3.9 On Closing taking place and following compliance by the Vendor with its obligations to be performed on Closing herein the Purchaser will:-

                  3.9.1 pay the Provisional Consideration in accordance with clause 4.2;

                  3.9.2 deliver to the Vendor a counterpart of the Taxation Deed duly executed by the Purchaser; and

                  3.9.3 deliver to the Vendor the irrevocable standby letter of credit, in a form reasonably acceptable to the Vendor, contemplated to be issued at Closing by the LC Letter

         3.10 If in any respect any of the provisions of clause 3.8 are not complied with by the Vendor on Closing, or if on the Closing Date any of the Closing Conditions contained in clauses 2.1,
                  2.2 and 2.3.1 shall not have been satisfied the Purchaser may

                  3.10.1 defer Closing to a date not more than 14 days after the Closing Date (so that the provisions of this Agreement which apply as to Closing shall apply to Closing as so deferred); or

                  3.10.2 proceed to Closing so far as is practicable without prejudice to its rights under this Agreement; or

                  3.10.3 rescind this Agreement without prejudice to any rights or remedies available to it under this Agreement.

         3.11 If on the Closing Date any of the Closing Conditions contained in clauses 2.1, 2.3.2 and 2.3.3 shall not have been satisfied the Vendor may

                  3.11.1 defer Closing to a date not more than 14 days after the Closing Date (so that the provisions of this Agreement which apply as to Closing shall apply to Closing as so deferred); or

                  3.11.2 proceed to Closing so far as is practicable without prejudice to its rights under this Agreement; or

                  3.11.3 rescind this Agreement without prejudice to any rights or remedies available to it under this Agreement

         3.12 If this Agreement is rescinded by the Purchaser pursuant to the provisions of clause 2.4 or clause 3.10 in respect of a failure to satisfy any of the Closing Conditions contained in clauses 2.2.1, 2.2.2, 2.2.4 (where failure to satisfy the condition contained in clause 2.2.4 is attributable, whether directly or indirectly, to an act or omission on the part of the Company and/or the Vendor), 2.2.5 (save only where the covenant or obligation not performed or complied with is that contained in clause 3.8.4 above in which event the provisions of clause 3.19 below apply), 2.2.6 or 2.2.7 or any breach of any of the provisions of clause 3.8 (other than clause 3.8.4) then, without prejudice to any other rights which the Purchaser may have in respect of any antecedent or other breach of this Agreement, the Vendor shall reimburse to the

                  Purchaser an amount equal to the costs and expenses (including, but not limited to, attorney's fees, accountant's fees, adviser's fees and other related costs, but excluding overhead or lost profits or opportunities) incurred by the Purchaser in connection with the transaction contemplated by this Agreement.

         3.13 If this Agreement is rescinded by the Vendor pursuant to the provisions of clause 2.4 or clause 3.11 in respect of a failure to satisfy any of the Closing Conditions contained in clauses 2.3.2 or 2.3.3 (save only where the covenant or obligation not performed or complied with is that contained in clause 3.9.3 in which event the provisions of clause 3.19 below apply), then, except where the Vendor exercises any right to rescind it may have which arises by reason of a failure on the part of the Purchaser to comply with the provisions of clause 3.9.3 in which event clause 3.19 below applies, without prejudice to any other rights which the Vendor may have in respect of any antecedent or other breach of this Agreement the Purchaser shall reimburse to the Vendor an amount equal to the costs and expenses (including, but not limited to, attorney's fees and accountant's fees, adviser's fees and other related costs, but excluding overhead or lost profits or opportunities) incurred by the Vendor in connection with the transaction contemplated by this Agreement.

         3.14 If on the Closing Date the Closing Condition contained in clause 2.2.9 shall not have been satisfied the Purchaser may:-

                  3.14.1   rescind this Agreement; or

                  3.14.2 with the consent of the Vendor defer Closing for 30 days (or such longer period as may be agreed) after the Closing Date (so that the provisions of this Agreement which apply to Closing shall apply to Closing as so deferred) provided that the Purchaser may at the end of such agreed deferred period rescind this Agreement if the Closing Condition in clause
                           2.2.9 remains unsatisfied; or

                  3.14.3 proceed to Closing on the Closing Date or at any time during the aforesaid agreed deferred period.

         3.15 If this Agreement is rescinded by the Purchaser pursuant to the provisions of clause 3.14 then, without prejudice to any other rights which the Vendor may have in respect of any antecedent or other breach of this Agreement, the Purchaser shall reimburse to the Vendor an amount equal to the costs and expenses (including, but not limited to, attorney's fees, accountant's fees, adviser's fees and other related costs, but excluding overhead or lost profits or opportunities) incurred by the Vendor in connection with the transaction contemplated by this Agreement or during the agreed deferred period referred to in clause 3.14.2 above.


         3.16 Subject to the provisions of clause 3.19 if any party fails or refuses to complete the transactions contemplated by this Agreement in accordance with the provisions hereof upon satisfaction (or waiver as appropriate) of the Closing Conditions or any party does not discharge its duties as required by this Agreement and as a result the Closing Conditions are not satisfied or not satisfied by the Closing Date the non-breaching party shall have all rights and remedies provided under applicable law and equitable principles and under the terms of this Agreement including without limitation, rescission, termination, specific performance and damages (including consequential damages). These remedies are cumulative and not exclusive of each other and the non breaching party may seek any and all of these remedies simultaneously.

         3.17 If any party chooses, pursuant to clause 2.4 or otherwise, to waive any of the Closing Conditions including, without limitation, any breach of the Warranties or the Purchaser's Warranties (as the case may be) and proceed to Closing as contemplated by clause 3.10.2 or 3.11.2 (as the case may be) such waiver will not affect or prejudice that party's rights under this Agreement and in particular, but without limitation, that party's rights to bring a claim under this Agreement for such breach of Warranty or Purchaser Warranty (as the case may be).

         3.18 The Purchaser agrees with the Vendor that, during the period commencing on the Closing Date and ending on 31 March 2000, the Purchaser will procure that each Group Member will:-

                  3.18.1 continue to operate its business in a manner substantially consistent with the manner in which such business was conducted at Closing;

                  3.18.2 not, without the consent of the Vendor undertake any reorganisation, reconstruction, amalgamation or merger except to enable the Company to comply with the rules, regulations or codes of practice to which it is subject or otherwise and provided also that the directors of the Company shall be entitled to take such action as is necessary to ensure they comply with their obligations under the Insolvency Act 1986.

         3.19 The Vendor and the Purchaser agree and acknowledge that, notwithstanding any provision of this Agreement to the contrary, if the Vendor or the Purchaser has the right to rescind this Agreement by reason of (and only by reason of) a failure on the part of, in the case of rescission by the Vendor, failure by the Purchaser to deliver on Closing the irrevocable standby letter of credit referred to in clause 3.9.3, or in the case of rescission by the Purchaser, failure by the Vendor to deliver on Closing the Employment Agreements then without prejudice to any other rights which either of them may have in respect of any antecedent or other breach of or right to rescind this Agreement, rescission shall be the only remedy available to them in respect of the failures referred to in this clause (so that there shall be no financial remedy available to the parties in respect thereof)

4.       CONSIDERATION

         4.1      The consideration for the sale of the Shares will be either
                  (i) the aggregate of the Provisional Consideration and the Additional Payment or (ii) the Provisional Consideration less any amount payable to the Purchaser pursuant to clause 4.9.

         4.2 The Provisional Consideration will be paid in cash on Closing by way of a CHAPS transfer from a Clearing Bank to the client account of the Vendor's Solicitors with MIDLAND BANK PLC, 184 High Street, Bromley, Kent BR1 1HE, sort code 40-15-05, account number 50853852 or by such other method as may be agreed between the parties. The Vendor's Solicitors are authorised to receive the Provisional Consideration on behalf of the Vendor and payment to them will be a good and sufficient discharge to the Purchaser and the Purchaser will not be further concerned as to the application of the moneys so paid.

         4.3 The Purchaser and the Vendor shall procure that as soon as reasonably practicable following Closing, the Final Closing Statement is prepared and agreed, or deemed agreed or determined pursuant to the provisions of Schedule 5.

         4.4      [DELETED]

         4.5 The following provisions of this clause 4 shall apply regarding the calculation of the 1999 Gross Profit Amount, namely:-

                  4.5.1 the Purchaser shall procure that the 1999 Gross Profit is calculated and agreed, deemed agreed or determined pursuant to the provisions of Schedule 6;

                  4.5.2 if the 1999 Gross Profit is equal to or exceeds(pound)3,500,000 the Purchaser shall, subject always to the remaining provisions of this clause 4 and clause 10, pay to the Vendor the sum of(pound)3,500,000 plus an amount, determined on a pound for pound basis, equal to the difference between(pound)3,500,000 and the 1999 Gross Profit up to a maximum of(pound)200,000;

                  4.5.3 if the 1999 Gross Profit is less than(pound)3,500,000 the Purchaser shall, subject always to the remaining provisions of this clause 4 and clause 10, pay to the Vendor a sum determined by applying the following formula:-

                             (1999 Gross Profit - pound sterling 2,340,917)
                             ----------------------------------------------     x pound sterling 3,500,000
                                        (pound sterling 1,159,083)

         4.6 There shall be deducted from the 1999 Gross Profit Amount the following amounts:-

                  4.6.1    a sum equal to the Excluded Liabilities; and

                  4.6.2 a sum equal to the amount by which the Bad Debts exceed the Bad Debts Reserve by more than(pound)30,000; and

                  4.6.3 a sum equal to the Net Worth Deficit (if greater than zero); and

                  4.6.4 the amount by which the Trade Debtors are less than(pound)1,400,000; and

                  4.6.5    a sum equal to the Taxation Reserve

         4.7 A sum equal to the Net Worth Surplus (if greater than zero) shall be added to the 1999 Gross Profit Amount.

         4.8      The 1999 Gross Profit Amount as adjusted pursuant to clauses
                  4.6 and 4.7, but subject to the provisions of clause 10, shall (provided the 1999 Gross Profit Amount (as adjusted and subject to clause 10) is more than zero) be paid in cash, in the manner specified in clause 4.2, to the Vendor on or before the Deferred Payment Date.

         4.9 If the calculation of the 1999 Gross Profit Amount as determined and adjusted pursuant to the foregoing provisions of this clause 4 results in the 1999 Gross Profit Amount as so determined and adjusted being less than zero the Vendor will, on or before the Deferred Payment Date, pay to the Purchaser an amount equal to the amount that is required to return the 1999 Gross Profit Amount, as so determined and adjusted, to zero provided that any such payment by the Vendor is to be treated as a reduction of the Provisional Consideration.

5.       WARRANTIES AND INDEMNITIES

         5.1      The Vendor:-

                  5.1.1 hereby warrants, represents and undertakes to the Purchaser in the terms of the Warranties at the date of this Agreement and as at the Closing Date by reference to the facts and circumstances then existing, provided however that the Purchaser will not be entitled to claim that any fact or combination of facts constitutes a breach of any of the Warranties if and to the extent that (i) such fact or combination of facts has been fairly disclosed at the date hereof in the Disclosure Letter; and/or (ii) any matter, event or circumstance is actually known at the date of this Agreement by either of John Smucker or Jon Carlson (and they shall be deemed to have actual knowledge of the matters events or circumstances set out in each of (i) the Legal Due Diligence Report from Eversheds to MCE Companies, Inc. dated 17 June 1999 (ii) the Limited Scope Financial Due Diligence Review for MCE Companies, Inc. prepared by Ernst & Young dated 26 May 1999
                           (iii) the Phase I Environmental Site Assessment and Limited Environmental Compliance Assessment Reports prepared by Dames & Moore dated 17 June 1999 and (iv) the Report on Dilapidations liability in respect of the Proposed Acquisition of the Properties in Shoeburyness, Essex prepared by Lambert Smith Hampton dated 28 June 1999)and the matter, event or circumstance is actually known by either of them to be a breach of a specific Warranty, whether given at the date of this Agreement or repeated at Closing, (and the knowledge of the Purchaser for the purposes of this Agreement shall be deemed to be only the actual knowledge of such individuals);

                  5.1.2 will on the Closing Date amend, add to or supplement the Disclosure Letter for the purposes of qualifying the Warranties when the same are repeated as at Closing (in relation to any matter of which the Vendor becomes aware after the date hereof but prior to Closing) provided always that disclosure after the date of this Agreement of any fact matter or circumstance shall not be effective to:-

                           5.1.2.1 cure any breach of such Warranties as given at the date of this Agreement or at the Closing Date (for which the Vendor shall remain liable notwithstanding such disclosure); or

                           5.1.2.2 satisfy the Closing Conditions in clause 2.2 where that Closing Condition would not, but for the disclosure of such fact matter or circumstances, have been satisfied;

                  5.1.3 agrees and confirms that the Purchaser is entering into this Agreement on the basis:-

                           5.1.3.1 of the Warranties as given on the date of this Agreement; and

                           5.1.3.2 that the Warranties will be repeated on Closing in the manner specified herein; and

                           5.1.3.3 that the Purchaser will be entitled to recover in respect of a breach of any of the Warranties (whether as given at the date of this Agreement or as repeated at Closing) without reference to any disclosure made (except for those matters fairly disclosed in the Disclosure Letter) or information provided by or on behalf of the Vendor whether before or after the date of this Agreement or, save as provided in clause
                                    5.1.1 or any information, matter, fact or circumstance which is or becomes known by the Purchaser or any adviser acting on behalf of the Purchaser. No knowledge, howsoever obtained or disclosure made by the Vendor (except as aforesaid) whether before or after the date of this Agreement shall, in any way, diminish or otherwise affect the Purchaser's ability to recover in respect of any breach of the Warranties as given either at the date of this Agreement or as repeated on Closing;

                  5.1.4 agrees and confirms that liability under any Warranty (whether given on the date of this Agreement or repeated on Closing) shall not be confined to breaches discovered before Closing nor in any way be modified or discharged by Closing;

                  5.1.5 will indemnify defend and hold harmless the Purchaser, for itself and as trustee for each Group Member and their respective employees, directors, officers, representatives and agents, against any damage, loss, costs or expenses (including legal costs) which it or they may incur, either before or after the commencement of any action, directly or indirectly as a result of:-

                           5.1.5.1 any breach or violation of any obligation covenant or agreement on the part of the Vendor contained in this Agreement but excluding any breach or violation of the Warranties; or

                           5.1.5.2 the existence of any Excluded Liabilities in either Group Member (to the extent that the same have not been reflected in the Provisional Consideration or deducted from the Additional Payment);

                           5.1.5.3 any breach or violation of any contractual arrangement with Long Distance Technologies arising from facts or circumstances in existence prior to the Closing Date;

                           5.1.5.4 the circumstances surrounding Mr Harris' redundancy to the extent that such liability, damage, loss, costs or expenses exceeds(pound)5,000

                           5.1.5.5 any obligations to repair and decorate the premises known as 4, Vanguard Way, Shoeburyness, Essex as demised by an underlease dated 2 April 1985 and made between Ricereel Limited (1) and Nore Microwave Limited (2) for a term of 15 years from 18 March 1989, including in particular but without limitation the obligations regarding maintenance repair and decoration contained in such lease, provided always that the Vendor's liability under this clause 5.1.5.5 shall be one half of the relevant Group Member's damage, loss, costs or expenses and in any event shall not exceed(pound)50,000 plus VAT and any claim made against any Group Member which gives rise to the indemnification obligation under this clause 5.1.5.5 shall be dealt with in conjunction with the Vendor;

                  5.1.6 undertakes that, in the event of any claim being made against the Vendor whether under the Warranties (whether as given at the date of this Agreement or as repeated on Closing) or otherwise in connection with the sale of the Shares to the Purchaser, the Vendor will not make any claim against any Group Member, or in the absence of fraud or dishonesty against any director or employee of any Group Member, on which or on whom the Vendor may have relied before agreeing to any term of this Agreement or the Taxation Deed or authorising any statement in the Disclosure Letter.

         5.2 The Purchaser shall indemnify, defend and hold harmless the Vendor and its Associated Companies and their respective employees, directors, officers, representatives and agents against any damage, loss, costs or expenses (including legal costs) which it or they may incur, either before or after the commencement of any action, directly or indirectly as a result of:-

                  5.2.1 any breach or violation of any obligation, covenant or agreement on the part of the Purchaser contained in this Agreement; or

                  5.2.2    any breach or violation of the Purchaser's
                           Warranties.

         5.3 Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it, the Vendor undertakes to the Purchaser that, in the event of a breach of any of the Warranties (whether as given at the date of this Agreement or as repeated at Closing), the Vendor will, forthwith on demand by the Purchaser, pay:-

                  5.3.1 to the Purchaser or the relevant Group Member (as the Purchaser directs) or, in the case of a liability to another person which has not been discharged, the person to whom the liability has been incurred, the full amount of any shortfall or diminution in the value of any assets of the relevant Group Member, or the full amount of any liability of the relevant Group Member incurred by it, as a result of or in relation to any act, matter, thing or circumstance constituting a breach of any such Warranties; and

                  5.3.2 to the Purchaser or the relevant Group Member (as the Purchaser directs and to the extent not already compensated for by any payment made in respect of the same breach under clause 5.3.1), the amount by which the profitability of the relevant Group Member is less, or its losses greater, than would have been the case if the Warranty concerned had been true and correct, calculated on the same basis as if such reduction in profitability or increase in losses were suffered as the result of any actionable wrong done to the relevant Group Member.

         5.4 Each of the Warranties will be construed as a separate Warranty and will not be limited to or restricted by reference to, or inference from, the terms of any other Warranty or any other term of this Agreement.

         5.5 In this Agreement, unless otherwise specified, where any Warranty refers to the knowledge, information, belief or awareness of the Vendor (or similar expression), the Vendor is deemed to have such knowledge, information, belief or awareness as the Vendor would have obtained had the Vendor made due and careful enquiries into the subject matter of that Warranty.

         5.6 If, prior to Closing, it shall be found that any of the Warranties (whether as given at the date of this Agreement or as repeated at Closing) is breached or unfulfilled in circumstances where, in accordance with this Agreement, the Purchaser is entitled by notice in writing to the Vendors to rescind this Agreement, then the exercise of or failure to exercise such right shall not constitute a waiver of any other rights of the Purchaser arising by reason of any breach of any of such Warranties and exercise of or failure to exercise such right shall be without prejudice to any other rights and remedies the Purchaser may have under or in respect of this Agreement.

         5.7 If, following Closing, the Purchaser becomes aware (whether it does so by reason of any disclosure made pursuant to this Agreement or otherwise) that there has been any breach of the Warranties or any other term of this Agreement, the Purchaser shall not be entitled to treat this Agreement as terminated, but shall be entitled to claim damages or exercise any other right power or remedy under this Agreement or as otherwise provided by law.

         5.8 The Purchaser confirms that at the date hereof neither Jon Carlson nor John Smucker have any actual knowledge of any matter, event or circumstance which either Jon Carlson or John Smucker knows gives rise to a claim under the Warranties given at the date of this Agreement.

         5.9 In this clause 5.9 and clause 5.10 "claim" or "claims" means any claim which would be capable of being made against the Vendor for breach of the Warranties (whether as given at the date of this Agreement or as repeated at Closing). Notwithstanding the foregoing provisions of clause 5:-

                  5.9.1 the aggregate liability of the Vendor in respect of all claims will be limited to the Consideration;

                  5.9.2 the Vendor will be under no liability to make any payment in respect of any claim unless the amount of its liability in respect of such claim is (when aggregated with the Vendor's liability in respect of any other claim or claims made by the Purchaser or which would have been made but for the provisions of this clause 5.9.2) in excess of(pound)50,000 in which event the Vendor will (subject to the other provisions of this clause 5.9) be liable for the amount of such liability in excess of(pound)30,000;

                  5.9.3 the Vendor will be under no liability to make any payment in respect of any claim unless written particulars of the claim (giving details of the specific matter in respect of which such claim is made) are given to the Vendor:-

                           5.9.3.1 in the case of the Warranties, except the Warranties contained in paragraphs 2.2 to
                                    2.4 inclusive, 14.11, 25 and 32 to 51
                                    inclusive contained in Schedule 3, within two years from the Closing Date; and

                           5.9.3.2 in the case of the Warranties contained in paragraphs 2.2 to 2.4 inclusive, 14.11, 25 and 32 to 51 inclusive of Schedule 3, within six years from the Closing Date;

                  5.9.4 any claim in respect of which notice shall have been given in accordance with clause 5.9.3 shall be deemed to have been irrevocably withdrawn and lapsed (not having been previously satisfied, settled or withdrawn) if proceedings in respect of such claim have not been issued and served on the Vendor not later than the expiry of the period of 9 months after the date of such notice provided that in the case of a claim based upon a liability which is contingent or otherwise not capable of being quantified the 9 month period referred to above shall commence on the date upon which the contingent liability becomes an actual liability or the liability is capable of being quantified provided that if the Purchaser shall have notified the Vendor of a claim in respect of a contingent liability within the time periods referred to in clauses 5.9.3.1 and 5.9.3.2 the Purchaser shall be permitted to bring the claim once the liability ceases to be contingent and the provisions of this clause 5.9.4 shall apply so that proceedings must be issued and served within 9 months of the date the liability ceases to be contingent;

                  5.9.5 (save as provided in clause 5.9.6) if the Purchaser and/or Company is entitled to recover from some other person any sum in respect of any matter giving rise to a claim then, subject to the Vendor accepting liability under the Warranties, (but without determining the quantum of liability), the Purchaser shall, provided always that the board of the Company and the Purchaser have resolved in good faith that to do so would not damage to any extent honestly considered by the Purchaser or the Company to be material the goodwill of the Purchaser and/or the Company, and subject to the Vendor submitting reasonable evidence of its ability to pay the relevant costs procure that reasonable steps are taken (at the cost of the Vendor and provided that the Company and/or the Purchaser are indemnified against all liability, damage, loss, costs and expenses for which the Company and/or the Purchaser may become liable) to enforce such recovery and, if any sum is so recovered, then either the amount payable by the Vendor in respect of that claim shall be reduced by an amount equal to the sum so recovered (less the reasonable costs, expenses and charges incurred by the Purchaser and/or the Company in recovering that sum and less an amount equal to any liability to taxation of the Company and/or the Purchaser as a result of its receipt) or, (if an amount shall already have been paid by the Vendor in respect of that claim), there shall be repaid to the Vendor an amount equal to the amount so recovered (less the reasonable costs expenses and charges incurred by the Purchaser and/or the Company in recovering that sum and less an amount equal to any liability to taxation of the Company and/or the Purchaser as a result of its receipt) or (if less) the amount paid by the Vendor in respect of that claim;

                  5.9.6 the Vendor will have no liability in respect of any claim to the extent of any amount (less costs of recovery) actually recovered by the Purchaser under any of its insurance policies, provided that nothing in this clause shall compel the Purchaser to make a claim under its insurance policies save to the extent that the Company has insurance in place at the Closing Date and to make any such claim would not have a material adverse effect on the ability of the Purchaser or the Company to obtain insurance in the future or would materially and adversely affect the premiums payable under the then current policies;

                  5.9.7 the Vendor will have no liability (or such liability shall be reduced) in respect of any claim;

                           5.9.7.1 to the extent that an identifiable provision or reserve has been made in respect thereof in the Accounts or the Final Closing Statement, provided that, in the case of deferred taxation, such limitation shall only apply to the extent that the provision concerned was made specifically in respect of the event giving rise to the claim but not otherwise;

                           5.9.7.2 if and to the extent that any such claim occurs or is increased as a result of (i) any change in legislation after the Closing Date (or any legislation not in force and not on the statute books at the Closing
                                    Date) which takes effect retrospectively or
                                    (ii) the withdrawal after the Closing Date of any published concession or published general practice previously made by the Inland Revenue or other taxing authority details of which are set out in the Disclosure Letter;

                           5.9.7.3 if and to the extent that such claim occurs or is increased as a result of any increase in any rate of taxation in force at the Closing Date where such increase is announced after Closing;

                           5.9.7.4 if and to the extent that such claim is attributable to any voluntary act or omission or transaction or arrangement carried out by the Purchaser or the Company after the Closing Date otherwise than in the ordinary course of business and where it was reasonably known by the Purchaser that the act, omission, transaction or arrangement concerned would give rise to the claim in question;

                           5.9.7.5 if and to the extent that such claim would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Purchaser or the Company to make any claim, election, surrender or disclaimer or give notice or consent to do any other thing under the provisions of any enactment or regulation relating to taxation after the Closing Date, the making, giving or doing of which was taken into account in computing the provision for taxation in the Accounts provided that the Vendor shall have notified the Purchaser in the Disclosure Letter of the need for such claim, election, surrender, disclaimer, notice or consent as aforesaid prior to the date of this Agreement;

                           5.9.7.6 if and to the extent that such claim relates to a liability for taxation which would not have arisen but for any winding up or cessation after the Closing Date of any trade or business carried on by the Company;

                           5.9.7.7 if and to the extent such claim would not have arisen but for a change of accounting policy or practice of the Company after the Closing Date provided that this limitation shall not apply where the change in accounting policy or practice of the Company after the Closing Date results from the fact that the treatment in the Accounts did not comply with the relevant UK Statements of Standard Accounting Practice, Financial Reporting Statements or any other statement of accounting practice which should have been applied;

                  5.9.8 the amount of any claim shall take into account the amount of any relief from taxation arising by virtue of the loss or damage in respect of which the claim was made to the extent to which such relief reduces or eliminates a liability of the Company to pay taxation for which the Purchaser could not make a claim against the Vendor under the Warranties contained in paragraphs 32 to 51 of Schedule 3;

                  5.9.9 if in respect of any claim the liability of the Vendor is contingent only then the Vendor shall not be under any obligation to make any payment to the Purchaser (or the Company) until such time as the contingent liability ceases to be contingent and becomes actual provided that the provisions of clause
                           5.9.4 shall not apply to such claim whilst such liability remains contingent;

                  5.9.10 no claim whatever on the part of the Purchaser shall lie in respect of any breach of the Warranties or the Taxation Deed if and to the extent that such breach has arisen in respect of any act or omission stipulated to be carried out by or omitted to be undertaken by the Purchaser or the Company pursuant to the express terms of this Agreement;

                  5.9.11 the Purchaser shall, as soon as reasonably practicable, upon it or the Company becoming aware of any claim, give notice in writing to the Vendor of the claim;

                  5.9.12 if the Purchaser becomes aware of any written claim against it or the Company made by a third party which gives rise to a claim under the Warranties ("a third party claim") the following provisions shall apply:-

                           5.9.12.1 subject to the Vendor accepting liability
                                    under the Warranties (but without
                                    determining the quantum of liability), the Vendor submitting reasonable evidence of its ability to pay or perform such third party claim and the Vendor indemnifying the Purchaser against all liability, loss, damage, costs and expenses which the Purchaser and/or the Company may incur thereby and provided always that the board of the Company and the Purchaser have resolved in good faith that to do so would not damage to any extent honestly considered by the Purchaser or the Company to be material the goodwill of the Purchaser and/or the Company, the Purchaser shall permit the Vendor to have conduct ("the Conduct") in the name of the Purchaser and/or the Company (as appropriate) and to take any action required to remedy, defend, mitigate avoid, resist, defeat, compromise or enforce the third party claim in question provided that the Vendor shall comply with the reasonable requests of the Purchaser with respect to the Conduct; and

                           5.9.12.2 the Vendor shall keep the Purchaser
                                    reasonably informed of all and any steps or action taken by the Vendor in connection with any third party claim and supply the Purchaser within a reasonable period of demand with copies of such documents and correspondence as the Purchaser shall reasonably request.

                  5.10 Notwithstanding any other provisions of this Agreement, the provisions of clause 5.9 shall not apply to exclude or limit the liability of the Vendor to the extent that any claim arises by reason of any fraud or dishonesty by the Vendor.

                  5.11 For the avoidance of doubt the Purchaser shall not be entitled to recover damages in respect of any claim for breach of the Warranties and/or of the covenants contained in the Taxation Deed where to do so would involve recovery more than once in respect of the same loss or damage.

                  5.12 Any amount payable by the Vendor to the Purchaser in satisfaction of any claim made under the Warranties or under the Taxation Deed shall be treated as a reduction by that amount of the Consideration.

6.       RESTRICTIVE COVENANTS

         6.1 For the purpose of assuring to the Purchaser the full benefit of each Group Member and in consideration for the Purchaser agreeing to buy the Shares on the terms of this Agreement, the Vendor undertakes to the Purchaser that the Vendor will not and will procure that no Associated Company of the Vendor will not, and will procure that no person who is a member of the Vendor at the date of this Agreement will, without the prior written consent of the Purchaser, whether directly or indirectly and whether alone or in conjunction with, or on behalf of, any other person and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise:-

                  6.1.1 for a period of 3 years immediately following Closing, canvass, solicit or approach, or cause to be canvassed, solicited or approached, for orders any person who at any time during the 24 months immediately preceding the Closing date is or was:-

                           6.1.1.1 negotiating with any Group Member for the supply by any Group Member of goods or services; or

                           6.1.1.2  a client or customer of any Group Member; or

                           6.1.1.3 in the habit of dealing with any Group Member, where the orders relate to goods and/or services which are competitive with or of the type supplied by any Group Member at any time during the 24 months immediately preceding the Closing Date;

                  6.1.2 for a period of 3 years immediately following Closing, deal or contract with any person who at any time during the 24 months immediately preceding the Closing Date is or was:-

                           6.1.2.1 negotiating with any Group Member for the supply by any Group Member of goods or services; or

                           6.1.2.2  a client or customer of any Group Member; or

                           6.1.2.3 in the habit of dealing with any Group Member, where the dealing or contracting relates to goods and/or services which are competitive with or of the type supplied by any Group Member at any time during the 24 months immediately preceding the Closing Date;

                  6.1.3 for a period of 3 years immediately following Closing, interfere, or seek to interfere, with the continuance of supplies to any Group Member from any supplier who has been supplying goods and/or services to any Group Member at any time during the 24 months immediately preceding the Closing Date if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods and/or services to any Group Member;

                  6.1.4 for a period of 12 months immediately following Closing, solicit or entice (but excluding advertisements for positions in newspapers, periodicals and trade press), or endeavour to solicit or entice, away from any Group Member, or employ, any person employed in a managerial, supervisory, technical or sales capacity by, or who is or was a consultant to, any Group Member at Completion or at any time during the period of 12 months immediately preceding the Closing Date;

                  6.1.5 for a period of 3 years immediately following Closing be engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other business which supplies goods and/or services which are competitive with or of the type supplied by any Group Member such advice being in relation to those competitive goods and/or services at or within the 24 months immediately preceding Closing; provided that this restriction does not apply to prevent the Vendor or any Associated Company of the Vendor at the date of this Agreement from holding shares or other securities in any company which are quoted, listed or otherwise dealt in on a recognised stock exchange or other securities market and which confer not more than 1 per cent in aggregate of the votes which could be cast at a general meeting of such company;

                  6.1.6 save as provided otherwise by this Agreement use in connection with any business any name which includes the name of any Group Member or any colourable imitation of it apart from the name "Densitron".

         6.2 The Vendor acknowledges that the Vendor has information in respect of the business and financing of Group Members and their dealings, transactions, affairs, plans and proposals, all of which information is, or may be, secret or confidential and important to such Group Members. In this clause 6 such information is called "Confidential Information" and includes, without limitation, confidential or secret information relating to each Group Member's trade secrets, know-how, ideas, business methods, finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets, sales statistics, customer lists, customer relationships, computer systems and computer software. The Vendor further acknowledges that the disclosure of Confidential Information (whether directly or indirectly) to actual or potential competitors of a Group Member would place that Group Member at a competitive disadvantage and would do damage (whether financial or otherwise) to its business. The Vendor accordingly agrees to enter into the restrictions contained in clause 6.3.

         6.3 The Vendor undertakes that the Vendor will not, and will procure that no Associated Company will, at any time after Closing:-

                  6.3.1 disclose to any person except to those authorised by a Group Member to know;

                  6.3.2 use for the Vendor's own purposes or for any purposes other than those of a Group Member; or

                  6.3.3 through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of,

                           any Confidential Information of such Group Member, provided that these restrictions on the Vendor will cease to apply to information which (otherwise than through the default of the Vendor) becomes available to the public generally and except to the extent (if any) required by law or the regulations of the London Stock Exchange or as required by any rules, regulations or codes of practice to which the Vendor is subject.

         6.4 The parties agree that each of the undertakings set out in this clause 6 is separate and severable and enforceable accordingly and if any one or more of such undertakings or part of an undertaking is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings or remaining part of the undertakings will continue in full force and effect and will bind the Vendor.

         6.5 The Vendor acknowledges that, in the event of a breach of any provision of this clause 6, damages may be an inadequate remedy and that the Purchaser shall be entitled to all other rights and remedies including injunctive relief.

7.       PURCHASER ASSURANCES

         7.1 The Purchaser warrants to the Vendor that the Purchaser has the necessary corporate power and authority, and all authorisations approvals consents and licences needed by the Purchaser have been unconditionally and irrevocably obtained and are in full force and effect, to permit the Purchaser to enter into and perform this Agreement and the arrangements herein contemplated and this Agreement has been duly approved by the directors of the Purchaser at duly convened meetings of those directors and constitute legally binding obligations of the Purchaser.

         7.2 Subject to such rights as the Purchaser may have under this Agreement the Purchaser undertakes to the Vendor to procure that neither the Purchaser nor any Group Member will at any time after Closing hold itself out as a Subsidiary of or otherwise connected with the Vendor or use in connection with any business the name "Densitron Microwave" or any colourable imitation of it and (without limiting the foregoing but subject to the remainder of this clause 7.2) to procure that within a reasonable period the same is deleted from all printed material including (without limitation) stationery, compliments slips, invoices, business cards, catalogues, brochures, sales material and (if relevant and where requested by the Vendor) from signage at the Property and any other premises from which any Group Member carries on business or otherwise operates and from motor vehicles and other tangible assets used by any Group Member. Notwithstanding anything contained herein to the contrary, the Purchaser and each Group Member shall be permitted to continue to use the name "Densitron Microwave" and any similar or other names used by each Group Member at the date hereof for a period of at least ninety (90) days after the Closing Date.

         7.3 The Purchaser acknowledges that the Purchaser has information in respect of the business and financing of the Vendor and its Associated Companies (which for the purposes of this clause 7 excludes the Company and the Subsidiary) and their dealings, transactions, affairs, plans and proposals all of which information is or may be secret or confidential and important to the Vendor and its Associated Companies. In this clause 7 such information is "Confidential Information" and includes, without limitation, confidential or secret information relating to each of the

         Vendor's and its Associated Companies' trade secrets, know-how, ideas, business methods, finances, prices, business plans, marketing plans, development plans, manpower plans, sales targets, sales statistics, customer lists, customer relationships, computer systems and computer software. The Purchaser further acknowledges that the disclosure of Confidential Information (whether directly or indirectly) to actual or potential competitors of the Vendor and its Associated Companies will place the Vendor and its Associated Companies at a competitive disadvantage and would do damage (whether financial or otherwise) to its business. The Purchaser accordingly agrees to enter into the restrictions contained in clause 7.4.


         7.4 The Purchaser undertakes that the Purchaser will not at any time after Closing:-

                  7.4.1 disclose to any person except those authorised by the Vendor to know;

                  7.4.2 use for the Purchaser's own purposes or for the purposes of any Company in the Purchaser's Group; or

                  7.4.3 through any failure to exercise all due care and diligence cause or permit any unauthorised disclosure of any Confidential Information of the Vendor or Associated Companies, provided that those restrictions on the Purchaser will cease to apply to information which (otherwise than through the default of the Purchaser) becomes available to the public generally and except to the extent (if any) required by law or the regulations of the London Stock Exchange or as required by any rules, regulations or codes of practice to which the Purchaser is subject.

         7.5

                  7.5.1 The Purchaser hereby warrants to the Vendor in the terms of Schedule 4 at the date of this Agreement and at the Closing by reference to the facts and circumstances then existing.

                  7.5.2 The Purchaser agrees and confirms that the Vendor is entering into this Agreement on the basis of the Purchaser's Warranties as given on the date of this Agreement and on the basis that they will be repeated on Closing in the manner specified herein and on the basis that the Vendor will be entitled to recover under a Purchaser Warranty (subject to the terms and conditions of this

                           Agreement) when repeated on Closing without reference to any disclosure made or information provided by or on behalf of the Purchaser after the date of this Agreement. No knowledge howsoever obtained after the date of this Agreement or disclosure made by the Purchaser after the date of this Agreement shall in any way diminish or otherwise affect the Vendor's ability to recover in respect of the Purchaser Warranties either as a result of them having been given on the date of this Agreement or being repeated on Closing.

                  7.5.3 Liability under any Purchaser Warranty (whether given on the date of this Agreement or repeated on Closing) or for any breach of any obligations of the Purchaser under this Agreement shall not be confined to breaches discovered before Closing nor in any way be modified or discharged by Closing.

8.       PURCHASER'S UNDERTAKINGS

         8.1 The Purchaser undertakes that it will procure that the Company:-

                  8.1.1 will, for the period from the Closing Date until 31st March 2000, continue to use the Japan based and the Taiwan based supply arrangements on terms and conditions substantially the same as those currently in effect (which terms and conditions are set out in the Disclosure Letter) provided that such terms and conditions remain competitive with those offered or otherwise available to the Company by independent third parties and the Purchaser agrees to encourage its other subsidiaries to use such Japan based and Taiwan based supply arrangements for their respective supplies provided that such terms and conditions offered to the subsidiaries are competitive or as aforesaid, with those offered by independent third parties;

                  8.1.2 uses all reasonable endeavours to collect on a basis which is consistent with past practice all non factored trade debts and, if a person is indebted to the Company generally any general payment on account of its indebtedness shall be applied in or towards discharging the non factored trade debts in the chronological order of their indebtedness in priority to any other debts.

                  8.1.3 will provide all reasonable assistance and information (of a type and on a basis which is consistent with past established practice) to Griffin Factors Limited where the same is reasonably requested by them in relation to any factored trade debtors on request;

                  8.1.4 will provide management accounts of the Company to the Nominated Director in a format which is substantially consistent with that prepared by the Company prior to the Closing Date within 21 days of each month end;

                  8.1.5 will deliver to the Vendor on the Closing Date all cheque books in current use of each Group Member;

                  8.1.6 will provide all reasonable information and assistance to the Vendor

                           8.1.6.1 to enable it to prepare and submit its VAT returns for the relevant VAT periods;

                           8.1.6.2  in the preparation of the Vendor's
                                    consolidated financial statements for the 6
                                    months to 31 June 1999

         8.2 Subject always to the terms of the letter of appointment in the Agreed Terms between the Company and the Nominated Director to be entered into and dated on Closing the Purchaser undertakes to ensure that the Nominated Director remains as a director of the Company (i) in the event the Purchaser is obliged to make a payment to the Vendor pursuant to clause 4.8, until the date the Additional Payment is made, or (ii) in the event either the Vendor is obliged to make a payment to the Purchaser pursuant to clause 4.9 or no payment falls to be made by either the Vendor to the Purchaser or vice versa pursuant to either clause 4.8 or clause 4.9 respectively, until the date on which all items required to be known to determine the operation of clauses 4.8 and/or 4.9 have been agreed, deemed agreed or determined in accordance with this Agreement.

         8.3 The Purchaser agrees to use and will procure that the Company uses all reasonable endeavours after Closing, (but without imposing any undue financial obligation on either of them), to secure the release of the Vendor from the guarantees and other contingent liabilities listed in the Disclosure Letter for the purpose of this clause (offering, where reasonable, its own covenant in substitution if requested by the Vendor) and shall in the meantime indemnify the Vendor and keep the Vendor indemnified against any liability (including costs damages and expenses) thereunder or which may be incurred in relation thereto arising from any act or omission of the Company and/or the Purchaser after the Closing Date provided that the guarantees and other contingent liabilities in respect of which indemnification is to be given shall be limited to those which are expressly described in the Disclosure Letter. Nothing in this clause 8.3 shall impose any obligation on the part of the Purchaser to provide any additional information to the Vendor or the beneficiary of any guarantee to that provided prior to the date of this Agreement.

9.       PURCHASER'S GUARANTEE

         9.1 In consideration of the Vendor entering into this Agreement the Guarantor irrevocably and unconditionally:-

                  9.1.1 guarantees to the Vendor the due payment, observance and performance by the Purchaser of all of its liabilities and obligations under or arising out of this Agreement (including, without limitation, any liability or obligation to pay damages or other compensation for any breach of any of the Purchaser's Warranties);

                  9.1.2 undertakes with the Vendor that, whenever the Purchaser shall fail to pay or perform when due any of the liabilities or obligations referred to in clause 9.1.1, it will, on demand by the Vendor, from time to time pay, perform or procure the performance of any and all of the same.

         9.2 This clause 9 is a continuing guarantee and will remain in full force and effect until all the liabilities and obligations referred to in clause 9.1.1 have been irrevocably paid and satisfied in full.

         9.3 The Guarantor agrees to indemnify the Vendor against all losses, damages, costs, claims, demands, liabilities, fees and expenses incurred or arising as a result of any failure by the Purchaser to comply with any of the terms of this Agreement.

10.      SET OFF

         The Vendor irrevocably acknowledges to and agrees with the Purchaser that:-

         10.1 if the Purchaser (whether for itself or, as trustee for any other person) has a bona fide claim against the Vendor arising out of or connected with the Warranties (whether as given at the date of this Agreement or as repeated at Closing), or any other provision of this Agreement (including without limitation any indemnities contained herein) or under the Taxation Deed and, in respect of the Warranties only, the Purchaser has complied with the requirements of clause 5.9.11 and such claim shall not have been deemed to have been irrevocably withdrawn and lapsed pursuant to clause 5.9.4, the Purchaser shall be entitled to retain from any amounts due and payable by the Purchaser to the Vendor under this Agreement including, without limitation, the Additional Payment, an amount equal to the amount of the claim in question ("the Liability") pending the determination and/or settlement and/or compromise and/or withdrawal and lapse of the claim in question; or

         10.2 if the Vendor is or becomes liable to pay to the Purchaser any sums in respect of any such claim the Purchaser shall be entitled (but not obliged) to deduct or set-off the Liability against any such sums, strictly without prejudice to the right of the Purchaser to recover from the Vendor direct the Liability to the extent that it is not deducted from or set-off against any amounts due and payable by the Purchaser to the Vendor under this Agreement.

11.      VAT DEGROUPING

         11.1 The Vendor will make an appropriate application to HM Customs & Excise to de-group each Group Member from the VAT Group in accordance with the provisions of section 43(5) Value Added Tax Act 1994 and prepare and submit the VAT Group VAT returns for the relevant VAT month up to the Closing Date after the Closing Date by their proper due dates.

         11.2 The Purchaser will make an appropriate application to HM Customs & Excise to register the Company for VAT purposes effective from the closing Date.

12.      ANNOUNCEMENTS

         No announcement concerning the transactions contemplated by this Agreement or any matter ancillary to it and no disclosure of the terms of this Agreement will (save as required by law) be made by the Vendor except with the prior written approval of the Purchaser or by the Purchaser or the Guarantor except with the prior written approval of the Vendor and any announcement required by the regulations of the London Stock Exchange or as required by the rules, regulations or codes of practice to which either party are subject will only be made after prior consultation with the other party.

13.      COSTS

         Except as otherwise expressly provided herein, the parties shall pay their own fees and expenses, including their own legal and accounting fees incurred in connection with this Agreement or any transaction contemplated hereby (including the Transaction Fees), with the Vendor paying any such fees and expenses of the Company payable but not paid prior to the Closing Date.

14.      INTEREST

         If the Vendor or the Purchaser becomes liable to pay the other or in the case of the Vendor any Group Member any sum pursuant to this Agreement whether a liquidated sum or by way of damages or otherwise, the Vendor or the Purchaser (as the case may be) will be liable to pay interest on such sum from the due date for payment at the annual rate of 4 per cent above the base lending rate from time to time of Barclays Bank plc, accruing on a daily basis until payment is made, whether before or after any judgment.

15.      NOTICES

         15.1 The addresses for service of the parties to this Agreement shall be:-

                  15.1.1   in the case of each of the Vendor:-

                           MCE Companies, Inc.

                           310 Depot Street, Ann Arbor, Michigan 48104

                           (Tel: 734 716 8191 Fax: 734 761 1727)

                           Attention: John L Smucker, President

                           (e-mail: "jsmucker@mcecompanies.com")



                           with a copy to:

                           (1)      Eversheds

                                    115 Colmore Row, Birmingham B3 3AL

                                    (Tel: 0121 232 1000 Fax: 0121 232 1900)

                                    Attention: Susan Lewis

                                    (e-mail: "susanlewis@eversheds.com")

                           (2)      Dykema Gossett PLC

                                    400 Renaissance Center, Detroit, Michigan
                                    48243-1668

                                    Attention: J Michael Bernard Esq

                                    (Tel: 313 568 5374 Fax: 313 568 6832)

                                    (email: "jbernard@dykema.com)

                  15.1.2   in the case of the Purchaser:-



                                     Densitron International PLC
                                     Unit 4  Airport Trading Estate
                                     Biggin Hill
                                     Westerham  Kent  TN16 3BW

                                     For the attention of Cliff Hardcastle


                                     with copies:

                                     For  the attention of David Philip

                                     and

                                     Wellers
                                     Tenison House  45 Tweedy Road
                                     Bromley  Kent  BR1 3NF
                                     For the attention of: Tony Summers

         15.2 Any notice will be deemed well served on the party to whom it is addressed if it be served personally or by courier delivery addressed to such party at its address for service and such service shall be deemed to be effective upon such personal or courier delivery taking place.

         15.3 Any notice or statement so sent by facsimile process shall be deemed to have been served at the expiration of 2 hours after the time of despatch, if despatched before 3.00 pm (local time at the place of destination) on any Business Day, and in any other case at 10.00 am (local time at the place of destination) on the Business Day following the date of despatch, provided that despatch is evidenced by a transmission slip and it is followed by a hard copy of the notice or statement served on the recipient in accordance with clause 15.2.

16.      GENERAL

         16.1 This Agreement will be binding on and will enure for the benefit of each party's successors and assigns (as the case may be).

         16.2 Except insofar as the same have been fully performed at the Closing Date, each of the agreements, covenants, obligations, warranties, indemnities and undertakings contained in this Agreement will continue in full force and effect notwithstanding Closing.

         16.3 The parties agree that they will do all such acts and things and execute all such documents as may be required on or subsequent to Closing to vest in the Purchaser legal and beneficial ownership of the Shares in accordance with this Agreement and otherwise to give effect to its terms.

         16.4 Failure or delay by any party in exercising any right or remedy under this Agreement will not in any circumstances operate as a waiver of it, nor will any single or partial exercise of any right or remedy in any circumstances preclude any other or further exercise of it or the exercise of any other right or remedy.

         16.5 Any waiver of any breach of, or any default under, any of the terms of this Agreement will not be deemed a waiver of any subsequent breach or default and will in no way affect the other terms of this Agreement.

         16.6 Nothing in this Agreement shall operate to diminish the Purchaser's and the Vendor's common law duty to mitigate loss in respect of the matters dealt with in this Agreement.

         16.7 The rights and remedies expressly provided for by this Agreement will not exclude any rights or remedies provided by law.

         16.8 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, each of which so executed and delivered will be an original, but all the counterparts will together constitute one and the same agreement.

         16.9 The formation, existence, construction, performance, validity and all aspects whatsoever of this Agreement or of any term of this Agreement shall be governed by English law. The English Courts shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

         16.10 This Agreement and the documents referred to in it contain the whole agreement between the parties to this agreement relating to the transactions contemplated by them and supersede all previous agreements between the parties relating to these transactions. Each of the parties to this agreement acknowledges that in agreeing to enter into this agreement and each of the documents referred to in it has not relied on any pre-contractual representations or warranties or other assurances save as set out in this Agreement and the documents referred to in or executed pursuant to them. Nothing in this clause 16.10 shall relieve any party from any liability for representation made fraudulently.

                                   SCHEDULE 1

                                     PART 1

                             DETAILS OF THE COMPANY

Name of the Company:                 DENSITRON MICROWAVE LIMITED

Registered number:                   01064744

Registered office:                   Unit 4, Airport Trading Estate, Biggin
                                     Hill,  Westerham,  Kent, TN16 3BW

Date of incorporation:               8 August 1972

Place of incorporation:              England and Wales

Status of Company:                   private limited company

Authorised share capital:            (pound)1,000,000  divided  into  510,000
                                     ordinary  shares  of(pound)1 each and
                                     490,000 10% cumulative redeemable
                                     preference shares of(pound)1 each

Issued share capital:                (pound)920,000  divided  into  430,000
                                     ordinary  shares  of(pound)1  each  and
                                     490,000 10% cumulative redeemable
                                     preference shares of(pound)1 each

Directors' full names:               Stuart Charles Bonvini
                                     Clifford Hardcastle
                                     Kevin Peter Kearns
                                     Frederick Raven

Secretary's full name:               Ian Daniel Sibson

Accounting reference date:           31 December

Auditors:                            Robson Rhodes, 186 City Road, London,
                                     EC1V 2NU

Bankers:                             Barclays Bank Plc, 80 High Street,
                                     Sevenoaks, Kent, TN13 1LR

Description of business:             Manufacture of electrical equipment

Registered Charges:                  1.  Guarantee  and  Debenture  dated  28
                                         September  1987 creating a legal
                                         mortgage and fixed and floating charges
                                         over all property and assets in respect
                                         of all monies owing in favour of
                                         Barclays Bank Plc

                                     2.  Fixed  charge  over all debts  dated 12
                                         March 1991 in favour of Barclays Bank
                                         Plc

                                     PART 2

                         DETAILS OF OTHER GROUP MEMBERS

Name of Group Member:                   SOLENT MICROWAVE LIMITED

Registered number:                      01854836

Registered office:                      Unit 4, Airport Trading Estate, Biggin
                                        Hill,  Westerham,  Kent, TN16 3BW

Date of incorporation:                  12 October 1984

Place of incorporation:                 England and Wales

Status of Company:                      Private limited company

Authorised share capital:               (pound)160,000 divided into 160,000
                                        ordinary shares of(pound)1 each

Issued share capital:                   (pound)85,000 divided into 85,000
                                        ordinary shares of(pound)1 each

Beneficially owned by the Company:      the whole of the issued share capital

Directors' full names:                  Stuart Charles Bonvini

                                        Clifford Hardcastle

Secretary's full name:                  Ian Daniel Sibson

Accounting reference date:              31 December

Auditors:                               Robson Rhodes

Bankers:                                Barclays Bank Plc

Description of business:                Manufacture of electronic  components,
                                        TV  transmitters,  telephony etc.

Registered Charges:                     Debenture  dated  1  October  1992
                                        creating a legal mortgage and charges over the undertaking and all property and assets in favour of Barclays Bank
                                        Plc

                                   SCHEDULE 2

                                  THE PROPERTY

1.       1 Parkside Centre, Temple Farm Industrial Estate, Southend-on-Sea,
         Essex

         DATE               DOCUMENT          PARTIES
         24.6.1997          Lease             Patrick Burgess,  Roger Burgess,
                                              Terence    Burgess    &   Steven
                                              Burgess (1) Densitron  Microwave
                                              Limited (2)

2.       Unit at Temple Farm Industrial Estate, Chandlers Way, Southend-on-Sea,
         Essex

         DATE              DOCUMENT           PARTIES
         15.3.1995         Lease              Hiross   Limited  (1)  Densitron
                                              Microwave  Limited (2) Densitron
                                              International Plc (3)

3.       4 Vanguard Way, Shoeburyness, Essex

         DATE             DOCUMENT            PARTIES
         2.4.1995         Underlease          Ricereel    Limited   (1)   Nore
                                              Microwave   Limited  (2)  Taylor
                                              Miller Limited (3)

4.       19 The Vanguards, Shoeburyness, Essex

         DATE             DOCUMENT            PARTIES
         2.6.1998         Underlease          Jack  David  Linton (1) Ace Neon
                                              Signs    Limited    (2)   George
                                              Francis  Kemp & Peter  Blanchard
                                              (3)

                                   SCHEDULE 3

                                   WARRANTIES

1.       INTERPRETATION

         In this Schedule 3:-

         1.1 the following expressions have the following meanings unless inconsistent with the context:-

                Expression                   Meaning

                "the Accounting Date"        31 March 1999

                "Accounting Standards"       The statements of standard
                                             accounting practice referred to in
                                             section 256 of the Act issued by
                                             the Accounting Standards Board or
                                             such other body as may be
                                             prescribed thereunder by the
                                             Secretary of State from time to
                                             time, including, without
                                             limitation, the statements of
                                             standard accounting practice
                                             formerly issued by the Accounting
                                             Standards Committee and since
                                             adopted by the Accounting Standards
                                             Board and any financial reporting
                                             standards issued by the Accounting
                                             Standards Board or such other body
                                             as aforesaid

                "the Accounts"               (i) the audited accounts of the
                                             Company for the financial year
                                             ended on 31 December 1998
                                             comprising the balance sheet,
                                             profit and loss account and the
                                             auditors' and directors' reports
                                             thereon; and

                                             (ii) the audited accounts of the
                                             Company for the fifteen month
                                             period which commenced on 1 January
                                             1998 and ended on 31 March 1999
                                             comprising the balance sheet and
                                             the profit and loss account for the
                                             said period and the auditors' and
                                             directors' reports thereon

                "ACT"                        Advance corporation tax

                "CAA"                        Capital Allowances Act 1990

                "Company"                    Notwithstanding the definition
                                             contained in clause 1 of the
                                             Agreement, each company individual
                                             details of which are set out in
                                             Schedule 1 as if the provisions of
                                             this Schedule were set out in full
                                             in respect of each such company
                                             provided that where used other than
                                             in this Schedule "Company" shall
                                             have the meaning given in clause 1
                                             of the Agreement

                "Computer Systems"           All computer hardware, software,
                                             microprocessors and firmware and
                                             any other items that connect with
                                             any or all of them which in each
                                             case are used in the Company's
                                             business or are in the possession
                                             of the Company

                "Contract"                   Any agreement or commitment whether
                                             conditional or unconditional and
                                             whether by deed, under hand, oral
                                             or otherwise, and any arrangement
                                             or understanding whether legally
                                             binding or not

                "EMU Entry Date"             1 January 1999 or, if different,
                                             the date on which Economic Monetary
                                             Union will first operate and shall
                                             also include in addition the date
                                             or dates on which the United
                                             Kingdom or any part of it shall
                                             enter into Economic and Monetary
                                             Union

                "EMU Systems"                All equipment, systems, plant and
                                             machinery used by the Company
                                             including without limitation
                                             calculators, adding machines, cash
                                             registers, weighing equipment,
                                             coins and note operated machinery
                                             and equipment, barcode reading
                                             equipment, price display facilities
                                             and cheque and credit card
                                             facilities

                "Economic and Monetary       Any system of single or unified
                Union                        currency (whether known as economic
                                             and monetary union or otherwise,
                                             and whether involving a currency
                                             known as the euro or otherwise)
                                             involving any countries within the
                                             European Union

                "Environment"                Any air (including air within
                                             natural or man-made structures
                                             above or below ground); water
                                             (including territorial, coastal and
                                             inland waters and ground water and
                                             water in drains and sewers); and
                                             land (including the seabed or river
                                             bed under any water), surface land
                                             and sub-surface land

                "Environmental               All or any permits, consents,
                Authorisations"              licences, approvals, certificates,
                                             and other authorisations required
                                             under Environmental Law and all
                                             terms and conditions thereof
                                             required under any Environmental
                                             Law for the operation of the
                                             business of the Company or the
                                             state or use of any land or
                                             premises in relation to the
                                             business of the Company

                "Environmental Law"          All or any Laws in force or on the
                                             statute books on or before the
                                             Closing Date with regard to the
                                             pollution or protection of the
                                             Environment or harm to or the
                                             protection of human health and
                                             safety or the health of animals and
                                             plants and for the avoidance of
                                             doubt including part IIA of the
                                             Environmental Protection Act 1990

                "Environmental Liability"    Criminal or civil liability under
                                             Environmental Law or in relation to
                                             any matter concerning in any way
                                             the Environment

                "ERA"                        The Employment Rights Act 1996

                "Euro"                       The European single currency

"FA"                                    Finance Act

"Group Relief"                          The meaning given to that expression by
                                        section 402 ICTA

"Hazardous Substances"                  Any matter, whether alone or in
                                        combination with any other matter
                                        capable of causing harm to man or any
                                        other living organism or damaging to the Environment or public health or welfare, including without limitation radioactive matter, ozone depleting substances, and genetically modified organisms

"ICTA"                                  Income and Corporation Taxes Act 1988

"IHTA"                                  Inheritance Tax Act 1984

"Insider"                               The Vendor, any present director or
                                        company secretary of the Company, and/or any person (including any Associated
                                        Company) who is or was at the relevant
                                        time connected with the Vendor or any
                                        such director

"Intellectual Property Rights"          Any and all patents, trade marks,
                                        service marks, copyright, moral rights,
                                        rights in a design, know how,
                                        confidential information and all or any
                                        other intellectual or industrial
                                        property rights whether or not
                                        registered or capable of registration
                                        and whether subsisting in the United
                                        Kingdom or any other part of the world
                                        together with all or any goodwill
                                        relating or attached thereto

"Laws" All or any applicable law (whether criminal, civil or administrative), common law, judgment, court order, statute, statutory instrument, regulation, directive, European
                                        Community decision (insofar as legally
                                        binding), bye-law, treaty, government
                                        circular, code of practice and guidance
                                        notes, or instruction or decision of any competent regulatory body.

"Millennium Compliance Audit"           A technical audit of the Computer
                                        Systems to ensure they are Millennium
                                        Compliant

"Millennium Compliant"                  The meaning set out or referred to in
                                        paragraph 16.1

"Stock" Stocks (as defined in Statement of Standard Accounting Practice No. 9 adopted by the Accounting Standards Board) of the Company including but not limited to raw materials, components, work in progress, finished goods and consumables

"Taxation"                              (a) Any tax, duty, impost or levy, past
                                        or present, of the United Kingdom or
                                        elsewhere, whether governmental, state,
                                        provincial, local governmental or
                                        municipal, including but not limited to
                                        income tax (including income tax
                                        required to be deducted or withheld from or accounted for in respect of any payment under section 203 ICTA or otherwise), corporation tax, ACT, capital gains tax, inheritance tax, VAT, customs and other import or export duties, rates, stamp duty, stamp duty reserve tax, national insurance and social security contributions; and

                                        (b) Any fine, penalty, surcharge,
                                        interest or other imposition relating to any tax, duty, impost or levy mentioned in paragraph (a) of this definition or to any account, record, form, return or computation required to be kept, preserved, maintained or submitted to any person for the purposes of any such tax, duty, impost or levy

"Taxation Authority"                    Any authority, whether of the United
                                        Kingdom or elsewhere, competent to
                                        impose, assess or collect Taxation,
                                        including but not limited to the Board
                                        of Inland Revenue, the Commissioners of
                                        Customs and Excise and the Department of Social Security

          "Taxation Statute"           Any statute (and all
                                       regulations and other documents having
                                       the force of law under such statute)
                                       published, enacted, issued or coming into force on or before the date of this Agreement relating to Taxation

          "TCGA"                       Taxation of Chargeable Gains
                                       Act 1992

          "TMA"                        Taxes Management Act 1970

          "VAT"                         Value added tax

          "VATA"                        Value Added Tax Act 1994;

      1.2 a person will be deemed to be a party to a Contract if that person is, or has agreed to become, entitled to benefit under such Contract or if that person has obligations or liabilities or has agreed to assume obligations or liabilities under such Contract, in each case whether as an original party thereto or by virtue of assignment, novation or otherwise howsoever; and

      1.3 any question as to whether a person is connected with any other person will be determined in accordance with section 839 ICTA, which will apply in relation to the Warranties as it applies in relation to ICTA.

2     SCHEDULES 1 & 2; CAPITAL

      2.1 The information contained in Schedule 1 is true, complete and accurate in all respects.

      2.2 The Shares and the shares of the Group Members (other than the Company as defined in clause 1 of the Agreement) shown in Schedule 1 are in issue fully paid and are beneficially owned and registered as set out in Schedule 1 free from any encumbrance, equity or third party right (including but not limited to any mortgage, charge, pledge, option or lien), from any Contract to grant any of the same and from any claim to any of the same.

      2.3 The Company has not allotted or issued any share capital other than the shares shown in Schedule 1 as being issued. There are no pre-emptive rights or rights of refusal or similar rights in existence with respect to any shares in the capital of the Company or the Subsidiary and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as specifically set out in the Disclosure Letter, there are no outstanding rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreement or commitments of any kind that could require the Company or the Subsidiary to issue or sell any of its shares or securities convertible into or exchangeable for its shares.

       2.4 No Contract has been entered into which requires or may require the Company to allot or issue any share or loan capital and the Company has not allotted or issued any securities which are convertible into share or loan capital.

       2.5 The Company has no interest, and it has not at any time during the period of six years ended on the date of this Agreement had any interest, in the share capital of any body corporate save as specified in Schedule 1.

       2.6 The Subsidiary ceased trading in the year to 31 December 1994 and has not traded since and the only assets and liabilities of the Subsidiary are those set out in the Subsidiary's audited accounts for the financial year ended 31 December 1998 a copy of which is attached to the Disclosure Letter.

VENDOR

3.     CAPACITY

       The Vendor has, full power and authority to enter into and subject to shareholder consent, perform this Agreement and the Taxation Deed and all and any other agreements connected to or contemplated by this Agreement ("the Vendor Delivered Documents"), and this Agreement constitutes and the Taxation Deed and the Vendor Delivered Documents will when executed constitute obligations binding on the Vendor in accordance with their terms.

4.     INSIDERS' INTERESTS

       4.1 There is not outstanding and there has not at any time during the period of six years ended on the date of this Agreement been outstanding:-

              4.1.1 any loan, guarantee or indemnity given by the Company in favour of any Insider or in favour of any other person in respect of any liability of any Insider;

              4.1.2 any loan, guarantee or indemnity given by any Insider in favour of the Company or in favour of any other person in respect of any liability of the Company; or

              4.1.3 any other Contract to which the Company is or was a party and in which any Insider is or was interested in any way whatsoever (excluding any Contract of employment between the Company and any of its directors, full details of which are set out in the Disclosure Letter).

       4.2 No Insider has any interest, direct or indirect, in any trade or business which competes or is likely to compete with the Company's business.

5.     INFORMATION SUPPLIED TO THE PURCHASER

       5.1 The information given in the Disclosure Letter is true, complete and accurate in all respects and any document expressly referred to in the Disclosure Letter is a true, complete and accurate copy of the original (or copy of the original) and neither the Disclosure Letter nor any document expressly referred to in the Disclosure Letter is misleading because of any omission or ambiguity or for any other reason.

       5.2 The Vendor is not aware of any fact or matter concerning the Company and/or its business and affairs which has not been disclosed in the Disclosure Letter and which could reasonably have been expected to influence the decision of the Purchaser to enter into this Agreement.

       5.3 There are no Excluded Liabilities and there are no other liabilities existing as at the date of Closing (whether accrued, actual, contingent or otherwise) including, without limitation, in respect of any costs or expenses, except for those in respect of which full provision, allowance or reserve has been or will be specifically made in the Accounts or the Final Closing Statement.

ACCOUNTS AND RECORDS

6.     THE ACCOUNTS

       6.1 The Accounts for the last three financial years (a true copy of which is enclosed with the Disclosure Letter):-

              6.1.1     comply with the requirements of the Act;

              6.1.2 have been prepared in accordance with the historical cost convention, with all applicable Accounting Standards and (to the extent that no Accounting Standard is applicable) with accounting principles and practices generally accepted in the United Kingdom;

              6.1.3 have been prepared on bases and principles which are consistent with those used in the preparation of the audited statutory accounts of the Company for the previous three financial years; and

              6.1.4 show a true and fair view of the state of affairs of the Company as at the Accounting Date and of the results of the Company for the relevant financial period ended on that date.

      6.2 Without prejudice to the generality of the provisions of paragraph 6.1, the Accounts:-

              6.2.1 fully provide for all actual liabilities and proper provision in accordance with generally accepted accounting principles has been made thereon for all other liabilities of the Company then outstanding whether contingent, quantified, disputed or not and disclose all contingent liabilities which are not expected to crystallise of the Company as required by the Act and UK GAAP as at the Accounting Date;

              6.2.2 correctly and accurately set forth the capital and reserves and all the assets of the Company as at the Accounting Date and the profits (or losses) of the Company for the financial year which ended on the Accounting Date;

              6.2.3 fully provide for all bad debts as at the Accounting Date and adequately provide for all doubtful debts as at that date;

              6.2.4 attribute a value to Stock which does not exceed the lower of cost and net realisable value as at the Accounting Date after wholly writing off all redundant or obsolete Stock and appropriately writing down all slow moving and damaged Stock in accordance with stated Company policy for writing down Stock full details of which are set out in the Disclosure Letter; and

              6.2.5 are not affected (except as disclosed in the Accounts) by any extraordinary or exceptional event, circumstance or item.

       6.3 True copies of the Accounts and of the audited accounts for each financial year of the Company preceding that which ended on the Accounting Date have been laid before the Company in general meeting and delivered to the Registrar of Companies in compliance with the Act, and the auditors' reports thereon were unqualified.

7.        MANAGEMENT ACCOUNTS

          A true copy of the management accounts of the Vendor relating to the Company for the period from the Accounting Date to 31 May 1999 is enclosed with the Disclosure Letter. Such management accounts have been prepared in accordance with the Company's usual accounting practices. The Vendor does not consider such management accounts misleading. Such management accounts reasonably state the results of operations and the financial condition of the Company as of and for the periods indicated.

8.        PROFITS

          The profits of the Company for the three consecutive financial years ended on 31 December 1998 and for the period from 31 December 1998 to the Accounting Date as shown by the Accounts (and by the audited accounts of the Company for previous periods delivered to the Purchaser) and the trend of profits thereby shown have not (except as therein disclosed) been affected by inconsistencies of accounting treatment, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

9.        RECORDS

       9.1 The accounting records of the Company are up to date and contain complete and accurate details of all material transactions of the Company and comply with the provisions of sections 221 and 222 of the Act.

       9.2 The Company's records, systems and information, and the means of access to them, are exclusively owned by it and under its direct control.

ASSETS

10.    UNENCUMBERED TITLE; POSSESSION

       10.1 Each asset reflected in the Accounts (save for current assets disposed of by the Company in the ordinary course of its business since the Accounting Date) and each asset treated as an asset of the Company and/or used by the Company at the date of this Agreement:-

              10.1.1    is in the legal and beneficial ownership of the Company;

              10.1.2 is free from any encumbrance, equity or third party right (including but not limited to any mortgage, charge, pledge, option or lien), from any Contract to grant any of the same and from any claim to any of the same; and

              10.1.3 is not to any material extent and so far as the Vendor is aware surplus to requirements.

       10.2 The Company has not agreed to acquire any asset on terms that the property in it does not pass until full payment is made.

       10.3 Properly executed originals of all documents which the Company requires to prove title or entitlement to any assets or rights are in the possession of the Company.

       10.4 Any assets of the Company which are not situated at the Property at Completion are specified in the Disclosure Letter and are clearly identified as assets of the Company.

       10.5 No charge in favour of the Company is void or voidable for want of registration.

       10.6 The Company owns or has good title to use all of the assets necessary to continue the business of the Company in the ordinary course after Closing and none of the assets are shared with or used by the Vendor or any Associated Company.

11.    DEBTORS

       11.1 The Company has not made, or entered into any Contract to make, any loan to, or other arrangement with, any person as a result of which it is or may be owed any money other than trade debts incurred in the ordinary course of business and cash at bank.

       11.2 The Company is not entitled to the benefit of any debt otherwise than as the original creditor and has not factored or discounted any debt or agreed to do so.

12.    STOCK

       12.1 So far as the Vendor is aware the Stock now held by the Company and not written off (or for which provision has not been made) in the Accounts:-

              12.1.1 is fit for its intended purpose and of satisfactory quality and accords with any other representation, condition, warranty or contractual term, express or implied, which has been given, or which would in the normal course of its business be given, by the Company in respect of it;

              12.1.2 complies in all material respects and will on sale by the Company in the ordinary course of its business comply in all material respects with all applicable laws, regulations, standards (including without limitation British and/or European standards), customers' specifications and specifications laid down by the Company; and

              12.1.3 is not and will not when put to its intended use be faulty, defective or dangerous.

       12.2   Since the Accounting Date:-

              12.2.1 there has been no abnormal increase or reduction of Stock;

              12.2.2 none of the Stock reflected in the Accounts has been realised for an amount less than that reflected in the Accounts in respect of such Stock; and

              12.2.3 the Company has not offered price reductions or discounts or allowances on disposal of Stock, or sold Stock at less than cost.

13.    PLANT ETC.

       The plant and machinery, vehicles, fixtures and fittings, furniture, tools and other equipment used in connection with the business of the Company:-

       13.1 are so far as the Vendor is aware in a good and safe state of repair and condition and satisfactory working order and have been regularly maintained to a commercially reasonable standard and in accordance with safety regulations usually observed in relation to them;

       13.2 are capable and will (subject to fair wear and tear) be capable over the periods of time during which they will be written down to a nil value subject to not becoming obsolete (at the rates adopted in the Accounts) of meeting the needs for which they were designed and used; and

       13.3 are completely and accurately recorded in the plant register a copy of which is enclosed with the Disclosure Letter.

14.    PROPERTY

       14.1 The particulars of the Property shown in Schedule 2 (including in the case of registered land the class of title and title number) are true, complete and correct.

       14.2 The Company has a good and, so far as the Vendor is aware, marketable title to the Property for the estate or interest stated in Schedule 2, free from any defects and, where appropriate, registered at H.M. Land Registry. There is not, and so far as the Vendor is aware has not been, in force any policy relating to defective title or restrictive covenant indemnity.

       14.3 The Company is not in occupation of or entitled to any estate or interest in any land or premises save the Property.

       14.4 So far as the Vendor is aware the Property is not affected by any of the following matters:-

              14.4.1 any reservation, covenant, restriction, stipulation, condition, exception, easement, wayleave, licence, franchise, option, right to acquire, mortgage, charge, encumbrance or other third party right, or any Contract to create, or claim made by any person to be entitled to, any of the foregoing;

              14.4.2 any matter which is of an onerous or unusual nature, or which conflicts with the present use of the Property, or which would otherwise restrict its continued possession and enjoyment, or which affects its value;

              14.4.3 any document relating to ownership of, or responsibility for maintenance of, a boundary;

              14.4.4 any outstanding breach or alleged breach of covenant or of any other restriction or condition, or any dispute or complaint within the three years prior to the date of this Agreement, whether actual or threatened, with any neighbour, tenant, landlord or other person relating to the extent, use, enjoyment or occupation of the Property or with regard to any actual or alleged agreement, easement, right, covenant, liability or other matter affecting or relating to the Property;

              14.4.5 any outstanding notice, order, demand, resolution, proposal, complaint or requirement issued or made, or


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
                        to the knowledge of the Company intended to be issued or made, by any local or other competent authority or body concerning any of the following: compulsory acquisition, clearance, demolition or closing, the carrying out of any work (including, without limitation, any work required by reason of the fact that the Property is a listed building), the modification of any planning permission, enforcement of any breach or alleged breach of planning control, the discontinuance of any use, the imposition of any building or improvement line or any other matter which would adversely affect the Property's value and no notice of any breach of or non-compliance with building or fire regulations;

              14.4.6 any requirement relating to it or its use which although not registered in the Register of Local Land Charges is capable of registration in that Register;

              14.4.7 any receipt of compensation as a result of any refusal of any application for planning permission or the imposition of any restriction in relation to any planning permission, listed building consent or conservation area consent;

              14.4.8 any outgoings (other than uniform business rates, water charges and other standard payments to the relevant water company including, without limitation, insurance premiums) whether of a periodically recurring nature or otherwise, and whether payable by the owner or occupier of the Property; or

              14.4.1 any agreement made under section 52 Town and Country Planning Act 1971 or section 106 Town and Country Planning Act 1990 or any other form of statutory agreement relating to the condition and use of the Property or the services and amenities serving it or any highway serving it or adjoining it.

       14.5 Details of all planning applications and their results, and of all planning permissions, listed building consents or conservation area consents, relating to the Property are given in the Disclosure Letter, and no such permission or consent has been given on a temporary basis or subject to any unusual or onerous conditions.

       14.6 So far as the Vendor is aware the use of the Property (and the use of plant and machinery in connection with it) and the construction and layout of the Property (including any alteration carried out to it) are the permitted user under and so far as the Vendor is aware comply with the provisions of all relevant legislation (including but not limited to the Offices Shops and Railway Premises Act 1963, the Town and Country Planning Act 1990, the Public Health Acts 1936 to 1961, the Fire Precautions Act 1971, the Health and Safety at Work etc. Act 1974, the Control of Pollution Act 1974, the Water Act 1989, the Environmental Protection Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991) and regulations made under such legislation and are in accordance with the requirements of the local planning, environmental health, building control, fire and all other competent authorities and all restrictions, conditions and covenants imposed by or pursuant to such legislation have been observed and performed.

14.7 There are appurtenant to the Property all rights and easements necessary for its present use and enjoyment, and in particular:-

         14.7.1 the Property is served by drainage, water, electricity and gas services all of which are connected to the mains by media located entirely on or under the Property, the passage and provision of such services are uninterrupted and neither the Vendor nor the Company knows of any imminent or likely interruption of such passage or provision;

         14.7.2 none of the facilities necessary for the enjoyment and use of the Property for its current use is enjoyed on terms entitling any person to terminate or curtail its use; and

         14.7.3 there is pedestrian and vehicle access to the Property which is adequate for its present use and enjoyment and no restriction on use of such access by anyone whom the Company may authorise to use the same.

14.8 So far as the Vendor is aware the two properties at Temple Farm Industrial Estate are in a good and substantial state of repair and condition (normal wear and tear excepted), and fit for the purposes for which it is presently used. So far as the Vendor is aware there have not been used in the Property any substances which are not in conformity with the relevant British or European standards or codes of practice or which are generally known to be deleterious to health and safety or to the durability of buildings and/or other structures and/or finishes in the particular circumstances in which they are used. There are no uncompleted works of any description at the Property.

14.9 The Disclosure Letter fully and accurately discloses any lease, tenancy or other right of occupation in respect of the Property, whether granted by or to the Company, and any Contract in respect of, and all relevant terms, provisions and other matters relating to, any such lease, tenancy or other right, including but not limited to:-

         14.9.1 all rents, insurance premiums, service charges and other amounts payable or (as the case may be) receivable by the Company, all of which are fully paid up to date, and any agreement or arrangement relating to any review or variation of any such amount or to the timing of any payment of any such amount;

         14.9.2 all provisions relating to use, alterations, repairs, decoration, sharing of facilities, assignment, underletting, parting with or sharing possession, and termination;

         14.9.3 any provision requiring the lessee to trade or continue to trade or carry on its business at the Property;

         14.9.4 any unusual or onerous restrictions, covenants or other provisions;

         14.9.5 any breach or alleged breach of any covenant or other provision, and any exercise of any right of distraint, forfeiture or entry, whether by the Company or any other party;

         14.9.6 any licence, consent, waiver or approval given by or to the Company (or its predecessors in title) in respect of any covenant or other obligation;

         14.9.7 any exclusion from the provisions of sections 24 to 28 Landlord and Tenant Act 1954 or any other order under section 38(4) of that Act relating to the Property;

         14.9.8 details of any lease superior to that held by the Company, and of any sub-lease or other right of occupation granted by any tenant of the Company or other occupant of the Property; and

         14.9.9 any waiver, or the reservation of the right of waiver, whether by the Company or a landlord, of the exempt treatment for value added tax.

14.10 The rateable value of the Property and the effect of all phasing provisions with regard to any increase or decrease of the rateable value are disclosed in the Disclosure Letter, no appeal has been lodged or is pending in respect of the rateable value and there are no current proposals for any increase of the rateable value of the Property. All buildings forming part of the Property have been occupied (within the meaning of section 65(2) Local
         Government Finance Act 1988) continuously for at least the last six months and used for the purpose for which they were constructed or have been adapted.

14.11 Save for the Properties, the Company has no existing or contingent liabilities in respect of any properties previously occupied by it or which it owned or held any interest, including, without limitation, leasehold premises assigned or otherwise disposed of.

14.12 The replies given by the Vendor's Solicitors to the Purchaser's Solicitors' written enquiries concerning the Property are so far as the Vendor is aware true and accurate in all respects.

15.      INTELLECTUAL PROPERTY

         15.1 The Company has no interest in any Intellectual Property Rights save for the Intellectual Property Rights details of which are given in the Disclosure Letter, all of which are (where applicable) registered in the name of the Company and/or are otherwise beneficially owned by it; in particular the Company has not entered into any Contract relating to the licensing or use (by it or any other person) of any Intellectual Property Rights.

         15.2 The processes employed and the products and services dealt in by the Company do not use, embody or infringe any Intellectual Property Rights vested in any other party or in which any other party has any interest (whether under licence or otherwise) and do not give rise (contingently or otherwise) to payment by the Company of any royalty or of any sum in the nature of a royalty or to liability to pay compensation under sections 40 and 41 Patents Act 1977 or otherwise.

         15.3 The Company has not received any notice, and the Vendor is not aware, that any person is infringing any of the Company's Intellectual Property Rights.

         15.4 The Company is not passing off any part of its business as and for the business of any other person and, so far as the Vendor is aware, no person is passing off its business as and for any part of the Company's business.

16.      MILLENNIUM AND EURO COMPLIANCE

         16.1 For the purposes of this Agreement "Millennium Compliant" means that the Computer Systems are capable of the following functions before, during and/or after 9 September 1999 and/or 1 January 2000 ("the Relevant Dates"):

              16.1.1 handling date information involving all and any dates before, during and/or after the Relevant Dates including, accepting date input, providing date output and performing date calculations in whole or part;

              16.1.2 operating accurately without interruption on and in respect of any and all dates before, during and/or after the Relevant Dates and without any change in performance;

              16.1.3 responding to and processing two digit year input without creating any ambiguity as to the century; and

              16.1.4 storing and providing date output information without creating any ambiguity as to the century.

       16.2   Computer Systems are Millennium Compliant.

       16.3 The Company has performed a Millennium Compliance Audit, a copy of which is attached to the Disclosure Letter.

       16.4 The Computer Systems will not require any remedial work and/or replacement to enable them (or any part of them) to continue functioning accurately before, during and/or after the Relevant Dates in the manner referred to in paragraph 16.1.

       16.5 The Computer Systems and each element of them passes and will continue to pass date information between each other (and any third parties' computer systems with which they habitually communicate) in a way which does not, and will not, create inaccuracies, errors or problems before, during and/or after the Relevant Dates.

       16.6   The Computer Systems and the EMU Systems:

              16.6.1 will not require replacement or any changes to enable them to handle conversion or redenomination of currency resulting from Economic and Monetary Union;

              16.6.2 have been modified to ensure all financial and monetary information and all calculations resulting therefrom can be converted and rounded from Sterling to Euro and Euro to Sterling in accordance with the rules for conversion and rounding contained in EU Council Regulation 1103/97; and

              16.6.3 are capable of operating in dual currency (and for these purposes `dual currency' means Sterling and Euro).

EMPLOYEES

17.      REMUNERATION AND EMPLOYEES

         17.1 Full particulars of the identities, dates of commencement of employment (or appointment to office) and terms and conditions of employment (including remuneration and any bonus, commission or profit sharing arrangement) of all the employees and officers of the Company as at the date of this Agreement are fully and accurately set out in the Disclosure Letter, and copies of all their written service agreements and/or their contracts of employment or particulars of employment statements are enclosed with the Disclosure Letter.

         17.2 No change has been made since the Accounting Date in the terms of employment of any person employed by the Company at the date of this Agreement, and the Company is not party to any Contract to make any such change.

         17.3 There are no amounts owing to any present or former officers or employees of the Company, other than accrued remuneration or for reimbursement of normal business expenses incurred, and none of them is entitled to accrued holiday pay other than in respect of the Company's current holiday year.

         17.4 All Contracts of employment between the Company and its directors and employees are terminable by the Company without compensation (except under the ERA) by giving the applicable minimum period of notice specified in section 86 ERA.

         17.5 No employee whose salary exceeds(pound Sterling)40,000 has been engaged by the Company since the Accounting Date and no person employed by the Company at or since the Accounting Date whose salary exceeds(pound Sterling)40,000 has ceased, or given or received notice to cease, to be so employed.

         17.6 There is no person previously employed by the Company who now has or may have a right to return to work or a right to be re-instated or re-engaged by the Company under the provisions of the ERA.

         17.7 The Company has not recognised, or done any act which might be construed as recognition of, a trade union and the Company is not a party to any collective agreement with any trade union or organisation of workers.

         17.8 The Company is not involved, and has not during the 12 months prior to the date of this Agreement been involved, in any strike, lock-out, industrial or trade dispute or any negotiations with any trade union or body of employees.

         17.9 The Company neither has introduced nor intends to introduce any share incentive scheme or arrangement, share option scheme or arrangement or any other scheme or arrangement relating to the acquisition of any interest in any shares in the Company for all or any of its directors or employees.

         17.10 There are no job share arrangements, flexitime arrangements or early retirement schemes applicable to any employees of the Company. There are no schemes or programmes for the employment or training of people by the Company other than under the Company's full control.

         17.11 The Company neither has introduced nor intends to introduce any short time working scheme or any redundancy scheme under which payments greater than those required by statute are payable.

         17.12 None of the products or services supplied by the Company are produced or provided by outworkers, agency or other self-employed persons, contracted labour or agents.

         17.13 The Company has in relation to all present employees and so far as the Vendor is aware has in relation to all former employees complied in all material respects with all statutes, regulations, orders and codes of conduct relating to employment and relations with employees and trade unions and has maintained adequate and suitable records regarding the service of each of its employees and complied with all agreements for the time being having effect as regards such relations or the conditions of service of its employees (whether collectively or individually).

         17.14 No employee has been given or promised any payment, in cash or otherwise, by the Company or the Vendor over and above their usual remuneration, which is in any way connected to or related to the successful completion of the transactions contemplated by this Agreement.

18.      PENSIONS

         There are no:-

              18.1 agreements or arrangements for the provision of any relevant benefits (as defined in section 612(1) ICTA) or similar benefit (including any pension, annuity, lump sum, gratuity or other like benefit) to be given on retirement, or in anticipation of retirement or after retirement in connection with past service, or to be given on or in anticipation of or in connection with any change in the nature of the service of the person in question or on death or disability; or

              18.2 informal or ex-gratia pension arrangements, customs or practices (whether or not legally enforceable) or schemes involving the Company for the provision of such benefits, for any employee or officer or former employee or officer of the Company or for any dependants of any such person.

      CONTRACTS

      19. INSURANCE

          19.1 All assets of the Company of an insurable nature are, and have at all material times been, insured in amounts equal to their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same classes of business as the Company.

          19.2 The Company is, and has at all material times been, adequately covered against employer's liability, public liability and product liability.

          19.3 All premiums due in relation to the Company's insurances have been paid, or will on receipt of the relevant invoice be paid, and nothing has been done or omitted to be done which would make any policy of insurance of the Company void or voidable or which is likely to result in an increase in premium or which would release any insurer from any of its obligations under any policy of insurance of the Company.

          19.4 There is no insurance claim pending or outstanding and, as far as the Vendor is aware, there are no circumstances likely to give rise to any such claim.

          19.5 No claims have been made by employees in respect of industrial injury in the 2 years prior to the date of this Agreement.

          19.6 A detailed summary of all the Company's insurances are set out in or enclosed with the Disclosure Letter.

20.      FINANCING AND WORKING CAPITAL

         20.1 The amount borrowed by the Company from each of its bankers does not exceed the facility agreed with each such banker and the total amount borrowed by the Company from any source whatsoever does not exceed any limitation on its borrowing contained in its articles of association or in any debenture or loan stock trust deed or any other document.

         20.2 The Company has not engaged in any borrowing or financing not required to be reflected in its statutory accounts.

         20.3 Full and accurate details of all overdrafts, loans or other financial facilities outstanding at the date of this Agreement are contained in the Disclosure Letter; true and correct copies of all documents relating to such facilities are enclosed with the Disclosure Letter; nothing has been done or omitted to be done whereby the continuance of any such facility in full force and effect might be affected or prejudiced except the matters contemplated by this Agreement.

         20.4 No person other than the Company, the Vendor and Associated Companies has given any guarantee of or security for any overdraft, loan or other financial facility granted to the Company.

         20.5 No indebtedness of the Company is due and payable and no security over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise, and the Company has not received any formal or informal notice (whose terms have not been fully complied with and/or carried out) from any creditor of the Company, requiring any payment to be made and/or intimating the enforcement of any security which it may hold over any assets of the Company.

         20.6 The Company has not applied for or received any grant, subsidy, payment or allowance from any government, authority, body or agency (whether supra-national, national, regional or local) which may at any time be or become repaid or repayable.

21.      MATERIAL CONTRACTS

         21.1 The Company is not, and has not since the Accounting Date been, a party to or subject to any Contract which:-

              21.1.1 involves agency, distributorship, franchising, Intellectual Property Rights licensing, marketing rights, information sharing, manufacturing rights, consultancy, servicing, maintenance, inspection or testing;

              21.1.2 involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

              21.1.3 involves hire purchase, conditional sale, credit sale, leasing, hiring or similar arrangements;

              21.1.4 since the Accounting Date commits the Company to capital expenditure;

              21.1.5 is of a long-term nature, being incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into;

              21.1.6 cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort;

              21.1.7   the Vendor believes may result in a loss to the Company;

              21.1.8 involves or is likely to involve the receipt or payment of a price materially above or below the market price ruling at the date of this Agreement or any other obligation, restriction, expenditure or receipt of an unusual, onerous or exceptional nature, or which is of uncertain magnitude;

              21.1.9 involves or is likely to involve an aggregate consideration payable by or to the Company in excess of(pound)30,000;

              21.1.10 requires the Company to pay any commission, finder's fee, royalty or the like;

              21.1.11 is for the supply of goods by or to the Company on a sale or return basis or on a consignment stock basis;

              21.1.12 is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given by or to the Company dependent on the level of purchases or any other factor;

              21.1.13 is for the supply of goods and/or services by the Company which is not on the current standard terms and conditions of supply, copies of which are attached to the Disclosure Letter;

              21.1.14 is for the supply of goods and/or services to the Company which is not on the standard terms and conditions on which the Company buys or contracts for goods and/or services from its suppliers, copies of which are attached to the Disclosure Letter;

              21.1.15 involves the forward purchase or sale of any currency, commodity, precious metal or other asset;

              21.1.16 involves delegation of any power under a power of attorney or authorisation of any person (as agent or otherwise) to bind or commit the Company to any obligation;

              21.1.17 restricts the freedom of the Company to provide or take goods or services by such means and to and from such persons as it may from time to time think fit; 21.1.18 involves conditions, warranties, indemnities or representations given in connection with a sale of shares or assets, of a capital nature or is a guarantee or indemnity in respect of the obligations of a third party under which any liability or contingent liability is outstanding;

              21.1.19 involves the Company in any actual or contingent liability in respect of any land or premises previously occupied by it or in which it had any interest, including but not limited to any liability in respect of any leasehold property at any time assigned or otherwise disposed of by it;

              21.1.20 so far as the Vendor is aware includes a term which is not, or may not be, binding on the Company or any other party in consequence of the Unfair Terms in Consumer Contracts Regulations 1994;

              21.1.21 is an outstanding offer, tender or the like which if accepted may result in a loss to the Company; or

              21.1.22 is not on arm's length terms or is in any way otherwise than in the ordinary and proper course of the Company's business.

              21.2 The Company has not within the last 12 months agreed in principle or made any offer capable of acceptance which has not been accepted or revoked or entered any negotiation to enter into any of the arrangements set out in paragraph 21.1 above other than those disclosed pursuant to paragraph 21.1 above.

         22.  OTHER BUSINESS MATTERS

              22.1 During the 12 months ended on the date of this Agreement there has been no substantial change in the basis or terms on which any person is prepared to do business with the Company (apart from normal price changes), and no substantial customer or supplier of the Company has ceased or substantially reduced its business with the Company, and so far as the Vendor is aware no indication has been received by the Company or the Vendor that there will or may be any such change, cessation or reduction.

         22.2 The Company does not carry on business under or use on its letterhead, sales material, invoices or vehicles or otherwise any name other than its own corporate name or any name specified in the Disclosure Letter as being a name under which it does business and there are no circumstances which might prevent the Company from continuing to carry on business under any such name except as provided for in this Agreement.

         22.3 No code of practice has been issued by any government department, association or similar body which relates to the Company's business.

         22.4 (Apart from statutory instruments and in accordance with the directions of H.M. Customs & Excise) no order or notice has been made, given or published affecting the prices which may be charged for any goods or services supplied by the Company and no notification has been received or published of any intention to make such an order or to give such a notice.

         COMPLIANCE; DISPUTES

23.      COMPANY LAW MATTERS

         23.1 Compliance has been made with all legal requirements in connection with the formation of the Company and all issues and grants of shares, debentures, notes, mortgages or other securities of the Company.

         23.2 The copy of the memorandum and articles of association of the Company enclosed with the Disclosure Letter is true and complete and has attached to it copies of all such resolutions and agreements as have been or ought to have been filed with the Registrar of Companies in the six years prior to this Agreement and so far as the Vendor is aware has attached to it copies of all such resolutions and agreements as have been or ought to have been filed with the Registrar of Companies since the Company's incorporation . Neither the Company nor any class of its members has passed any other resolution (except for resolutions relating to business at annual general meetings which was not special business).

         23.3 In the six years prior to this Agreement and, so far as the Vendor is aware for the period before that date, all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies by the Company or any of its officers have been correctly and properly prepared and so filed and delivered, and no such returns, particulars, resolutions or other documents have been so filed or delivered during the period of 14 days ending with the date of this Agreement.

         23.4 The statutory books (including all registers and minute books) of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

         23.5 None of the activities of the Company is ultra vires the Company.

24.      GENERAL LEGAL COMPLIANCE

         24.1 So far as the Vendor is aware all necessary licences, consents, permits and authorities (public and private) have been obtained by the Company to enable the Company to carry on its business effectively in the places and in the manner in which such business is now carried on. All such licences, consents, permits and authorities are valid and subsisting and have been complied with in all material respects and there is no reason so far as the Vendor is aware why any of them should be suspended, cancelled or revoked. Enclosed with the Disclosure Letter are copies of all such licences, consents, permits and authorities.

         24.2 All vehicles owned, leased or hired by the Company have current road fund licences and Department of Transport test certificates (where necessary) and, where appropriate, the Company holds current operators' licences in respect of them.

         24.3 The Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom (including but not limited to the Consumer Credit Act 1974 and the Data Protection Act
                  1984) and of any relevant foreign country. There is no order, decree or judgment of any court or governmental agency of the United Kingdom or any foreign country outstanding against the Company or which may have an adverse effect upon the assets or business of the Company.

         24.4 So far as the Vendor is aware none of the Company's officers, agents or employees (during the course of his duties in relation to the Company) has committed or omitted to do any act or thing in contravention of any law, order, regulation or the like in the United Kingdom or elsewhere.

         24.5 There is not pending, so far as the Vendor is aware or in existence, any investigation or enquiry by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

25.      ENVIRONMENTAL MATTERS

         25.1     ENVIRONMENTAL AUTHORISATIONS

         25.1.1 The Company has lawfully obtained all Environmental Authorisations and each such authorisation is in full force and effect and the Company has complied at all times in all material respects with and can continue to comply in the foreseeable future with all conditions of such authorisations.

         25.1.2 True copies of Environmental Authorisations obtained by the Company (including any variation notices applicable thereto) are attached to the Disclosure Letter.

         25.1.3 No works or costs are necessary or so far as the Vendor is aware will be necessary to obtain or secure compliance with or maintain any Environmental Authorisations or otherwise to comply with Environmental Law.

         25.1.4 The Company has received no communication in any form in respect of any Environmental Authorisation varying, modifying, revoking, suspending or cancelling the same or indicating an intention or threatening so to do and there are no facts or circumstances so far as the Vendor is aware which may result in any Environmental Authorisation being varied, modified, revoked, suspended or which may prejudice their renewal.

25.2     COMPLIANCE WITH ENVIRONMENTAL LAW

         25.2.1 The Company and its officers, agents and employees comply and so far as the Vendor is aware have at all times complied with Environmental Law.

         25.2.2 The Company has not received any communication in any form from any relevant authority from which it appears that it may be or is alleged to be in breach of any Environmental Law, or failure to comply with which could constitute a breach of any Environmental Law, or compliance with which could be secured by further proceedings. There are no circumstances which might give rise to such a communication being received and the Vendor is not aware of any intention on the part of any such authority to give such notice.

         25.2.3 No proceedings or other action, claim or investigation are or have been in existence or so far as the Vendor is aware are pending or threatened against the Company arising from or in relation to any Environmental Authorisations or otherwise concerning Environmental Law.

25.3     LIABILITY

         25.3.1 There are no facts or circumstances so far as the Vendor is aware which may give rise to any actual or potential Environmental Liability on the part of the Company.

         25.3.2 The Company has not received any notice or intimation of any complaint or claim from any person in respect of any matter concerning the Environment.

         25.3.3 The Company is not and has not been engaged in any action, litigation, arbitration or dispute resolution proceedings relating to or concerning any actual or potential Environmental Liability and the Vendor is not aware of any such matters pending or being threatened or of any circumstances or facts likely to give rise to any such matters.

         25.3.4 The Company is not and has not been subject to any injunction or similar remedy or order by a court of competent jurisdiction, or to any undertaking given to such court in respect of any matters relating to or concerning the Environment.

25.4     CONTAMINATION OF LAND

         25.4.1 All sites now or formerly owned or occupied by the Company are free from any Hazardous Substances so far as the Vendor is aware which could give rise (whether on the relevant site or elsewhere) to any actual or potential Environmental Liability.

         25.4.2 There are no circumstances of which the Vendor is aware which may require expenditure (whether by the Company or by any other person or authority) in cleaning up or decontaminating or otherwise on any sites now or formerly owned or occupied by the Company in order to comply with Environmental Law or otherwise for the protection of the Environment.

       25.5   ENVIRONMENTAL INFORMATION

              25.5.1 The Company has at all times properly supplied to the competent authorities such information required by Environmental Law to be supplied; all such information given (whether under a legal obligation or otherwise) was so far as the Vendor is aware correct at the time the information was supplied and all information contained on public registers relating to such matters is correct.

              25.5.2 Full details of any remedial work carried out at any sites now or formerly owned or occupied by the Company and of any environmental assessment, audit, review or investigation conducted by or on behalf of the Company or otherwise in relation to any such sites are contained in or annexed to the Disclosure Letter.

26.    FAIR TRADING

       26.1 No agreement, transaction, practice or arrangement carried on or proposed to be carried on by the Company (or by any person for whose acts or defaults the Company may be liable), whether unilaterally or with others, or to which the Company (or any such person) is or proposes to become a party, and no state of affairs applicable to the Company of which the Vendor is aware (or any such person):-

              26.1.1 is or ought to be or ought to have been registered in accordance with the provisions of the Restrictive Trade Practices Acts 1976 and 1977 or contravenes the provisions of the Resale Prices Act 1976 or is or has been the subject of any enquiry, investigation or proceeding under any such legislation;

              26.1.2 is or has been the subject of an enquiry, investigation, reference or report under the Fair Trading Act 1973 (or any other legislation relating to monopolies or mergers) or the Competition Act 1980;

              26.1.3 infringes or falls within the scope of Article 85 of the Treaty establishing the European Union, or constitutes an abuse of dominant position contrary to Article 86 of the said Treaty, or infringes or falls within the scope of any regulation or other enactment made under Article 87 of the said Treaty, or is or has been the subject of any enquiry, investigation or proceeding in respect of any thereof;

                         26.1.4 infringes or falls within the scope of any other competition, anti-restrictive trade practice, anti-trust or consumer protection law or legislation applicable in the United Kingdom or elsewhere where the Company trades and not specifically mentioned in this paragraph 26; or

                         26.1.5 contravenes the provisions of the Trade Descriptions Act 1968,

                                  and there are no circumstances of which the Vendor is aware indicating that any such enquiry, investigation, proceeding, reference or report relating to any such matter is likely to be made.

                 26.2 The Company has not made or threatened to make any complaint against any other person to any relevant authority under any law or legislation referred to in this paragraph 26.

                 26.3 The Company has not given any assurance or undertaking to the Restrictive Practices Court, the Director General of Fair Trading, the Secretary of State for Trade and Industry, the Commission or Court of First Instance or Court of Justice of the European Union, or any other court, person or body, and is not subject to any act, decision, regulation, order or other instrument (statutory or otherwise) made by any of them relating to any matter referred to in this paragraph 26.

                 26.4 The Company is not in default or in contravention so far as the Vendor is aware of any article, act, decision, regulation, order or other instrument or of any assurance or undertaking relating to any matter referred to in this paragraph 26.

           27.   LITIGATION

                 27.1 Neither the Company nor any person for whose acts or defaults the Company may be contractually or vicariously liable is involved (whether as plaintiff, defendant or any other party) in any civil, criminal, tribunal or arbitration proceedings, so far as the Vendor is aware no such proceedings are pending or threatened by or against the Company, and so far as the Vendor is aware there are no facts likely to give rise to any such proceedings.

                 27.2 There is no unsatisfied judgment or unfulfilled order outstanding against the Company and the Company is not party to any undertaking or assurance given to a court, tribunal or any other person in connection with the determination or settlement of any claim or proceedings.

28.      DEFAULT

         28.1 The Company has not sold, supplied or provided any product or service which did not, does not or so far as the Vendor is aware will not comply fully with all applicable laws, regulations, standards (including British and/or European Community standards) and customers' specifications or which was, is or so far as the Vendor is aware will be faulty, defective or dangerous or not in accordance with any representation, condition, warranty or contractual term, express or implied, given in respect of or relating to it.

         28.2 The Company is not in material breach of any Contract to which it is a party, and no other party to any such Contract is so far as the Vendor is aware in breach of it. All agreements, rights, commitments, obligations, arrangements and understandings to which the Company is a party are valid and enforceable. The Vendor is not aware of any grounds for the termination, rescission, avoidance or repudiation of any Contract by the Company or any other party to any such Contract.

29.      INSOLVENCY

         29.1 No petition has been presented, no order has been made and no resolution has been passed for the winding-up of the Company, no administrative receiver, receiver and/or manager has been appointed of the whole or any part of the property of the Company, no administration order has been made appointing an administrator in respect of the Company and no petition has been presented for an administration order in respect of the Company.

         29.2 No voluntary arrangement has been approved under Part I Insolvency Act 1986 and no compromise or arrangement has been sanctioned under section 425 of the Act in respect of the Company.

         29.3 No distress, execution or other process which remains undischarged has been levied on the assets of the Company, the Company has not stopped the payment of its debts or received a written demand pursuant to section 123(1) (a) Insolvency Act 1986 and it is not unable to pay its debts within the meaning of section 123 Insolvency Act 1986 nor could it be deemed to be unable to pay its debts within the meaning of section 123 Insolvency Act 1986.

         29.4 No disqualification order has at any time been made pursuant to the provisions of the Company Directors Disqualification Act 1986 against any officer or so far as the vendor is aware employee of the Company or any person who is now such an officer or employee.

         29.5 There are no facts known to the Vendor which could give rise to any of the events or circumstances referred to in this paragraph 29.

30.      EVENTS SINCE THE ACCOUNTING DATE

         Since the Accounting Date:-

         30.1 the Company has not acquired, or agreed to acquire, any tangible asset, interest in any single Intellectual Property Right or investment having a value in excess of(pound)30,000 or tangible assets (excluding Stock), interests in Intellectual Property Rights or investments having an aggregate value in excess of(pound)30,000;

         30.2 the Company has not disposed of, or agreed to dispose of, any tangible asset (excluding Stock), interest in any single Intellectual Property Right or investment either having a value reflected in the Accounts in excess of (pound)30,000 or acquired since the Accounting Date;

         30.3 no loan made by the Company which remains outstanding has become due and payable in whole or in part to the Company;

         30.4 the Company has not borrowed or raised any money or taken up any financial facilities;

         30.5 no dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA has been declared, paid or made by the Company other than provided for in this Agreement;

         30.6 the trade and business of the Company has been carried on in the ordinary and normal course;

         30.7 there has been no material adverse change in the financial or trading position or so far as the Vendor is aware prospects of the Company including, but not limited to, any adverse change in respect of turnover, profits, margins of profitability, liabilities (actual or contingent) or expenses (direct or indirect) of the Company;

         30.8 no resolution of the shareholders of the Company has been passed;

         30.9     the Company's accounting reference date has not been changed;

         30.10 the Company has not paid any costs, fees, commission or other charges of any professional adviser, agent or other person (not being an employee) who has provided services to the Company which will not be wholly deductible in computing its taxable profits, the Company has not received any bill in respect of any of the same which remains unpaid and no work has been carried out by any such person for the Company (whether or not in connection with this Agreement or the transaction effected by it) in respect of which the Company has not received a bill;

         30.11 no management or similar charge has become payable or been paid by the Company other than provided for in this Agreement; and

         30.12 save for bona fide purchases of inventory and supplies on terms not less favourable than those extended to independent third parties no payment has been made by the Company to, or benefit conferred (directly or indirectly) by the Company on, the Vendor or any Insider, save as specified in the Disclosure Letter.

31.      EFFECTS OF AGREEMENT

         31.1 The customers, suppliers and employees of the Company have not been informed that the Shares may or will be sold to the Purchaser, but, so far as the Vendor is aware (without having made due enquiry), the acquisition of the Shares by the Purchaser will not, and will not be likely to, affect the relationship between the Company and any of its customers, suppliers or employees.

         31.2 The execution of this Agreement and the Vendor Delivered Documents and the observance and performance of their respective provisions will not and will not be likely to:-

         31.2.1 result in a breach of any Contract, law, regulation, order, judgment, injunction, undertaking, decree or other like imposition to or by which the Company and/or the Vendor are party or are bound, or entitle any person to terminate or avoid any Contract to which the Company and/or the Vendor are party, or have any material effect on any such Contract;

         31.2.2 result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company for the purposes of its business;







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


         31.2.3 result in the creation, imposition, crystallisation or enforcement of any encumbrance whatsoever on any of the assets of the Company; or

         31.2.4 result in any present or future indebtedness of the Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date.

         31.3 There is no Contract to which the Company is party which depends on the continuation of the connection (whether as an officer of the Company or otherwise) of any person with the Company.

         TAX WARRANTIES

32.      RETURNS, DISPUTES AND CLEARANCES

         32.1 All notices, returns, computations, registrations and payments which should have been made by the Company for any Taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis and none of them is, or so far as the Vendor is aware is likely to be, the subject of any dispute with any Taxation Authority.

         32.2 The Company is not involved in any dispute with any Taxation Authority concerning any matter likely to affect in any way the liability of the Company to Taxation and there are no circumstances which so far as the Vendor is aware are likely to give rise to any such dispute.

         32.3 The Taxation affairs of the Company have never been the subject of any investigation or enquiry by any Taxation Authority (other than routine questions), no Taxation Authority has indicated that it intends to investigate the Taxation affairs of the Company and there are no circumstances so far as the Vendor is aware which are likely to give rise to any such investigation.

         32.4 The Company has punctually supplied all information requested by any Taxation Authority for any Taxation purpose.

         32.5 All particulars furnished to the Inland Revenue or any other Taxation Authority in connection with the application for any consent or clearance made on behalf of or affecting the Company fully and accurately disclosed all facts, circumstances and (where appropriate) law material to the decision of the Inland Revenue or such other Taxation Authority and any such consent or clearance given remains valid and effective and any transaction for which such consent or clearance has previously been obtained has been carried into effect (if at all) only in accordance with the terms of the relevant application, consent or clearance.

         32.6 The Disclosure Letter contains details so far as they affect the Company of all concessions, arrangements and agreements (whether formal or informal) negotiated with any Taxation Authority and no action has been taken by or on behalf of the Company which has had or so far as the Vendor is aware is likely to have the result of altering, prejudicing or in any way disturbing any such concession, arrangement or agreement.

33.      PENALTIES AND INTEREST

         33.1 The Company has not since the Accounting Date paid, and is not liable to pay, any fine, penalty, charge, surcharge or interest charged by virtue of any of the provisions of TMA or any other Taxation Statute and has not since the Accounting Date become subject to any forfeiture by virtue of any such provisions or the operation of any penal provisions contained in any Taxation Statute.

         33.2 There are no circumstances so far as the Vendor is aware which are likely to cause the Company to become liable to pay any fine, penalty, charge, surcharge or interest, or become subject to any forfeiture, as mentioned in paragraph 32.1.

34.      TAXATION CLAIMS, LIABILITIES AND RELIEFS

         34.1 The Company has sufficient records to calculate the liability to Taxation or relief arising on the disposal of any asset owned at the Accounting Date or acquired since the Accounting Date but before Completion.

         34.2 The Company has duly and properly made all Taxation claims, disclaimers, elections and surrenders and given all notices and consents and done all other things in respect of Taxation the making, giving or doing of which was assumed to have been made for the purposes of the Balance Sheet, all such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Taxation Authorities and none has been revoked or otherwise withdrawn.








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
         34.3 The Company has neither made nor is entitled to make any claim under sections 23, 24, 48, 242, 279 or 280 TCGA or section 584 ICTA.

         34.4 The Company is not, and so far as the Vendor is aware will not become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding to any Taxation) payable by or chargeable on or attributable to any other person, whether in consequence of the failure by that person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) on or prior to Completion.

         34.5 No relief (whether by way of deduction, reduction, set off, exemption, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed by and/or given to the Company which would or might be effectively withdrawn, postponed, restricted or otherwise lost as a result of any act, omission, event or circumstance arising, occurring or effected after Completion.

         34.6     The Company has not received a notice under the provisions of section 23 ICTA.

35.      DISTRIBUTIONS AND PAYMENTS

         35.1 The Company has deducted and properly accounted to the appropriate Taxation Authority for all amounts which it has been obliged to deduct in respect of Taxation, has complied fully with all reporting requirements relating to all such amounts and has (where required by the applicable Taxation Statute) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

         35.2 The Company has not at any time declared, paid or made any dividend or other payment which is, or could be treated as, a distribution for the purposes of Part VI ICTA or section 418 ICTA except any dividend disclosed in its audited statutory accounts nor is it bound to make such a distribution other than provided for in this Agreement.

         35.3     There are no securities (within the meaning of section 254(1)
                  ICTA) of the Company in issue or which the Company has agreed to issue any payment in respect of which falls to be treated as a distribution for the purposes of section 209 ICTA.

         35.4 The Company has not at any time issued or agreed to issue any share capital as paid up otherwise than by the receipt of new consideration, after repaying any share capital, as mentioned in section 210 ICTA.

         35.5 The Company has not made or received any exempt distribution within the meaning of section 213 ICTA, and has at no time been a relevant company in relation to an exempt distribution for the purposes of that section or concerned in an exempt distribution for the purposes of section 214 ICTA.

         35.6 The Company has not at any time received a capital distribution to which section 189 TCGA could apply.

         35.7 No rents, interest, annual payments or other sums of an income nature paid or payable by the Company since the Accounting Date, or which the Company is under an obligation to pay, will be wholly or partially disallowable as deductions or charges in computing the profits of the Company for the purposes of corporation tax, whether by virtue of the provisions of section 74, 79, 125, 338, 577, 779 to 786 (inclusive) or 787
                  ICTA or otherwise.

         35.8 The Company has not since the Accounting Date made any payment to, or provided any benefit for, any present or former director, employee or officer which is wholly or partially disallowable as a deduction in computing the profits of the Company for the purposes of corporation tax, and is under no obligation to make any such payment or provide any such benefit.

         35.9 The Company is not and never has been a party to any interest rate contract or option, or currency contract or option which is or may become a qualifying contract as described in Chapter II Part IV FA 1994.

         35.10    The Company has no assets or liabilities to which Chapter II
                  Part II FA 1993 could apply.

         35.11 The Company has not elected that any dividend it has paid be treated as a foreign income dividend as described in Chapter VA Part VI ICTA.

         35.12 The Company has not paid any dividend to which section 246T ICTA has applied.

36.      EMPLOYEE BENEFITS

         36.1 Without prejudice to the generality of paragraph 34.1, the Company has properly operated the Pay As You Earn system, by making deductions, as required by the applicable Taxation Statute, from all payments made, or treated as made, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such, and accounting to the Inland Revenue for all Taxation so deducted and for all Taxation chargeable on the Company on benefits provided for its directors, employees or officers, or former directors, employees or officers.

         36.2 The Company has complied fully with all reporting requirements, and proper records have been maintained, relating to all payments and benefits made or provided, or treated as made or provided, to its directors, employees or officers or former directors, employees or officers.

         36.3 The Disclosure Letter contains full details of all dispensations granted to the Company by the Inland Revenue under section 166 ICTA or otherwise relating to payments and benefits made or provided, or treated as made or provided, to its directors, employees or officers or former directors, employees or officers or any persons required to be treated as such, and the reporting requirements mentioned in relation to such payments and benefits in paragraph 35.2.

         36.4 The Company has complied fully with its obligations under the provisions of sections 136(6) and 139(5) ICTA and section 85 FA 1988.

         36.5 The Disclosure Letter contains full details of all share option schemes and profit sharing schemes established by the Company whether approved by the Inland Revenue under the provisions of Schedule 9 ICTA or otherwise.

         36.6 The Company has not established a qualifying employee share ownership trust within the meaning of section 74 and Schedule 5 FA 1989 and no chargeable event within the meaning of section 69 FA 1989 has occurred.

         36.7 The Disclosure Letter contains full details of all profit-related pay schemes providing for the payment to any employee of the Company of emoluments calculated by reference to profits, which have ever been registered under Chapter III
                  Part V ICTA.

         36.8 The Company has complied fully with its obligations under Chapter IV Part XIII ICTA.

         36.9 The Company has complied fully with all its obligations relating to Class 1 and Class 1A National Insurance Contributions, both primary and secondary.

37.      CLOSE COMPANIES

         The Company is not, and has never been, a close company as defined in section 414 ICTA.

38.      GROUP TRANSACTIONS

         The Company has not at any time within the last six years:-

         38.1 acquired any asset from any company which at the time of the acquisition was a member of the same group of companies as defined in section 170 TCGA except for bona fide purchases of inventory and supplies on terms not less favourable than those extended to independent third parties;

         38.2 entered into or been otherwise involved in any transaction to which section 774 ICTA applies;

         38.3 surrendered or claimed or agreed or arranged to surrender or claim (and prior to Completion will not surrender or claim or agree or arrange to surrender or claim) any amount by way of Group Relief pursuant to sections 402 to 413 (inclusive) ICTA and has not made or received and is not liable to make or entitled to receive a payment for Group Relief;

         38.4 surrendered or claimed or agreed or arranged to surrender or claim (and prior to Completion will not surrender or claim or agree or arrange to surrender or claim) any amount of ACT pursuant to section 240 ICTA and has not made or received and is not liable to make or receive a payment for surrender of ACT;

         38.5 joined in the making of any election pursuant to section 247 ICTA or paid any dividend without paying ACT or made any payment without deduction of income tax in circumstances such that ACT ought to have been paid or income tax ought to have been deducted as mentioned in section 247(6) ICTA;

         38.6     been a party to any such reconstruction as is described in section 343 ICTA;

         38.7 been the subject of or otherwise involved in any arrangements as are referred to in section 240(11) or 410 ICTA;

         38.8 acquired an asset as trading stock from a member of the same group where the asset did not form part of the trading stock of any trade carried on by the other member, as mentioned in section 173(1) TCGA, or disposed of an asset which formed part of the trading stock of any trade carried on by the Company to another member of the same group which acquired the asset otherwise than as trading stock of a trade carried on by the other member, as mentioned in section 173(2) TCGA;

         38.9 been, and there are no circumstances by virtue of which the Company could be, assessed or charged to corporation tax by virtue of the provisions of section 178(9), 179(11), 190 or 191 TCGA and is not entitled to recover or liable to have recovered from it any sums paid pursuant to any of those sections; or

         38.10 ceased to be a member of a group of companies in such circumstances that a profit or gain was deemed to accrue to the Company by virtue of section 178 or 179 TCGA or at a time when it held an interest in land which could have been chargeable to Taxation under section 21 Development Land Tax Act 1976 and neither the execution of this Agreement nor Completion will result in any profit or gain being deemed to accrue to the Company for any Taxation purpose whether pursuant to section 178 or 179 TCGA or otherwise.

39.      GIFTS

         39.1 There is no outstanding Inland Revenue charge (as defined in section 237 IHTA) over any asset of the Company or over any of the Shares.

         39.2 There are in existence no circumstances by virtue of which any such power as is mentioned in section 212 IHTA could be exercised in relation to any asset of the Company or to any of the Shares or by virtue of which any such power could be exercised but for the provisions of section 204(6) IHTA.

         39.3 The Company has not been a party to associated operations in relation to a transfer of value within the meaning of section 268 IHTA.

         39.4 The Company has not received any asset by way of gift as mentioned in section 282 TCGA.

         39.5 No expenditure incurred by the Company on the acquisition of any shares is liable to be reduced under the provisions of section 125 TCGA.

40.      TAX AVOIDANCE

         The Company has not entered into or been a party to any scheme, arrangement or transaction designed partly or wholly or containing steps or stages designed partly or wholly for the purpose of avoiding or deferring Taxation or reducing a liability to Taxation and in particular, but without limitation, has not entered into or been a party to any scheme, arrangement or transaction to which the provisions of any of sections 34 to 37 (inclusive), 56 and 398, 395, 399, 703 to 709 (inclusive), 713, 714, 729 to 737 (inclusive), 770, 775, 776, 779 to 786 (inclusive), 787 and 798 ICTA could apply.

41.      BASE VALUES AND ACQUISITION COSTS

         41.1 If each of the capital assets of the Company owned at the Accounting Date was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Balance Sheet, or in the case of assets acquired since the Accounting Date, equal to the consideration given on acquisition (except as provided for in the Accounts), no liability to corporation tax on chargeable gains or balancing charge under the CAA would arise (and for this purpose there will be disregarded any relief or allowance available to the Company other than amounts falling to be deducted from the consideration receivable under section 38 TCGA).

         41.2 The Company does not own any wasting asset within the meaning of section 44 TCGA which does not qualify in full for capital allowances as described in section 47(1) TCGA.

42.      CAPITAL GAINS

         The Company has not at any time:-

         42.1 made a claim under sections 152 to 158 (inclusive) or 175 or 247 TCGA which affects the amount of the chargeable gain or allowable loss which would, but for such claim, have arisen upon a disposal of any asset or acquired any asset or any interest in any asset in circumstances in which another company has made a claim under section 175 TCGA which affects for the purposes of the TCGA the amount or value of the consideration given for such asset or interest;

         42.2 been a party to, involved in, or connected with any disposal of assets within the meaning of section 29 TCGA or any scheme or arrangement such as are mentioned in section 30 TCGA;

         42.3 been a party to, involved in, or connected with any exchange of securities whether or not (by virtue of section 135 TCGA)
                  section 127 TCGA applied to the exchange;

         42.4 carried out or been involved in or connected with any reorganisation or scheme of reconstruction or amalgamation whether or not (by virtue of section 126 or 136 TCGA) section 127 TCGA applied to such reorganisation or scheme of reconstruction or amalgamation;

         42.5 carried out or been involved in or connected with any scheme of reconstruction or amalgamation involving a transfer of business assets whether or not section 139 TCGA applied to the transfer;

         42.6 been a party to, involved in, or connected with, any deprecatory transaction to which section 176 TCGA applied (including any transaction to which that section applied by virtue of section 177 TCGA);

         42.7 acquired or disposed of any asset or entered into any transaction or arrangement whatsoever otherwise than by way of bargain at arm's length or in respect of which there may be substituted for the actual consideration given or received by the Company a different consideration for any Taxation purpose;

         42.8     realised a loss to which section 18(3) TCGA applied;

         42.9 realised a pre-entry loss or acquired any pre-entry asset as defined in Schedule 7A TCGA;

         42.10 disposed of any chargeable asset for a consideration not payable wholly in cash on completion of the disposal;

         42.11 acquired any debt (other than a debt on a security (as defined in section 132 TCGA)) in respect of which it is not the original creditor;

         42.12 made an election under paragraph 4 Schedule 2 TCGA and no asset owned by the Company is subject to a deemed disposal and re-acquisition under paragraphs 16, 19 or 20 Schedule 2 TCGA;

         42.13 made an election under section 35(5) TCGA nor has the Company made its first relevant disposal for the purposes of section 35(6) TCGA;

         42.14 acquired any policy of assurance or contract for a deferred annuity or interest in any such policy or contract in circumstances such that a chargeable gain could arise on disposal under section 210 TCGA;

         42.15 transferred a trade carried on by it outside the United Kingdom through a branch or agency in circumstances such that a chargeable gain could be deemed to arise at a date after such transfer under section 140 TCGA;

         42.16    made any claim or election under section 161(3) TCGA;

         42.17 made any claim under section 253 or 254 TCGA and no chargeable gain has arisen or is likely to arise under section 253 or 254 TCGA.

43.      CAPITAL ALLOWANCES

         43.1 All capital expenditure incurred by the Company since the Accounting Date and all capital expenditure which may be incurred by the Company under any existing contract has qualified or will be capable of qualifying for capital allowances.

         43.2 There are set out in the Disclosure Letter details of all capital allowances claimed in respect of the accounting period of the Company ended on the Accounting Date in respect of each asset or pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made.

         43.3 Nothing has occurred since the Accounting Date as a result of which the Company could be required to bring a disposal value into account or suffer a balancing charge for the purpose of capital allowances under sections 4, 24, 87, 100 or 128 CAA or a withdrawal of first year allowances or a recovery of excess relief under section 46 or 47 CAA.

         43.4 The Company has not incurred any expenditure on the provision of any capital allowance bearing asset for leasing.

         43.5 The Company has not made any election under section 37 CAA nor is it taken to have made any such election under section 37(8)(c) CAA.

         43.6 The Company has not obtained any capital allowances under Chapter VI Part II CAA.

44.      VAT: GENERAL

         44.1     The Company:-

                  44.1.1 is duly registered and is a taxable person for the purposes of VAT and such registration is not subject to any conditions imposed by or agreed with the Commissioners of Customs and Excise;

                  44.1.2 has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to value added tax;

                  44.1.3 maintains complete, correct and up-to-date records for the purposes of all legislation relating to VAT and is not subject to any condition imposed by the Commissioners of Customs and Excise under paragraph 6
                           Schedule 11 VATA;

                  44.1.4 is not in arrears with any payment or returns under legislation relating to VAT or excise duties, or liable to any abnormal or non-routine payment of VAT, or any forfeiture or penalty, or to the operation of any penal provision;

                  44.1.5 has not within the two years ending on the date of this Agreement been served with any penalty liability notice under section 64 VATA or any surcharge liability notice under section 59 VATA or been issued with any written warning under section 76(2) VATA;

                  44.1.6 has not been required by the Commissioners of Customs and Excise to give security under paragraph 4
                           Schedule 11 VATA;

                  44.1.7 has not been or applied for treatment as a member of a group for VAT purposes under section 43 VATA and no transaction has been effected in consequence of which the Company is or may be held liable for any VAT arising from supplies made by another company;

                  44.1.8 has no interest and has not at any time within the period of ten years preceding the date of this Agreement had any interest in any assets to which
                           Part XV of the Value Added Tax Regulations 1995 apply; and

                  44.1.9 is not, and has not agreed to become, an agent, manager or factor for the purposes of section 47 VATA of any person who is not resident in the United Kingdom.

         44.2 All supplies of goods and services made by the Company are taxable supplies for the purposes of the VATA and the Company has not been and will not be denied credit for any input tax by reason of the operation of section 26 VATA or otherwise.

         44.3 All goods or services supplied to the Company, or goods imported by the Company, in respect of which the Company has claimed credit for input tax under section 25 VATA, are used or to be used wholly for the purposes of the Company's business.

         44.4 The Company has never disposed of or acquired any business or assets in the circumstances mentioned in section 49 VATA or
                  Article 5 of the Value Added Tax (Special Provisions) Order 1995.

         44.5 The Company has never been registered for the purposes of VAT by reason of its intention to make taxable supplies (within the meaning of section 4 VATA).

         44.6 There are set out in the Disclosure Letter details of all outstanding claims made by the Company under section 22 Value Added Tax Act 1983 and section 36 VATA.

         44.7 The Company has not been a party to any transaction or arrangement as a result of which a direction has been or may be given under Schedule 9A VATA.

45.      VAT: PROPERTY TRANSACTIONS

         45.1 The Company has not incurred any liability in respect of VAT (whether to H.M. Customs and Excise or to any other person) by reason of the provisions of paragraph 2(1) Schedule 10 VATA and there are no circumstances whereby the Company could become so liable as a result of a person making an election under that paragraph.

         45.2 Neither the Company nor any relevant associate (within the meaning of paragraph 3(7) Schedule 10 VATA) has made any election under paragraph 2(1) Schedule 10 VATA in respect of any land in, over or in respect of which the Company has any interest, right or license to occupy and the Company is not aware of any intention to make such an election.

         45.3 The Company does not own the fee simple in any building or work such as is referred to in Item 1(a) Group 1 Schedule 9 VATA.

         45.4 No interest in or right over land or any license to occupy land of the Company constitutes or is subject to a developmental tenancy, developmental lease or developmental license such as is referred to in Item 1(b) Group 1 Schedule 9 VATA.

         45.5 The Company has not incurred any liability under the provisions of paragraph 6 Schedule 10 VATA or the Value Added Tax (Self Supply of Construction Services) Order 1989 and there are no circumstances in existence at the date of this Agreement whereby the Company would become so liable on the occurrence of any of the events mentioned in paragraph 5(1)(a) or 5(1)(b) Schedule 10 VATA or paragraph 3 of the Value Added Tax (Self Supply of Construction Services) Order 1989.

         45.6 The Company has not issued any certificate such as is mentioned in paragraph 13(4)(f) Schedule 3 FA 1989 and has not constructed any building or work (or reconstructed any building) in circumstances in which such a certificate could have been issued.

46.      STAMP DUTY AND STAMP DUTY RESERVE TAX

         46.1 All documents which are liable to stamp duty and which confer any right upon the Company have been duly stamped and no document which confers any right upon the Company and which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom and there is no liability to any penalty in respect of such duty or circumstances which may give rise to such a penalty.

         46.2 The Company has never incurred or otherwise been under a liability to stamp duty reserve tax and there are no circumstances which may result in the Company being so liable.

         46.3 Within the five years ending on the date of this Agreement, the Company has not made any claim for relief or exemption under section 42 FA 1930 or section 75, 76 or 77 FA 1986.




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
47.      RESIDENCE AND OFFSHORE INTERESTS

         47.1 The Company is and has at all times been resident in the United Kingdom for the purposes of all Taxation Statutes and has not at any time been resident outside the United Kingdom for the purposes of any Taxation Statute or any double taxation arrangements.

         47.2 The Company is not, and has never been, a dual-resident investing company within the meaning of section 404 ICTA.

         47.3 The Company has not at any time entered into any transaction falling within section 765 ICTA or failed to comply with the requirements of section 765A ICTA.

         47.4 The Company has not at any time been subject to Taxation in any jurisdiction outside the United Kingdom or had a branch outside the United Kingdom or any permanent establishment (as that expression is defined in the respective double taxation relief orders current at the date of this Agreement) outside the United Kingdom.

         47.5 The Company does not own and has not at any time owned a material interest in an offshore fund which is or has at any material time been a non-qualifying offshore fund within the meaning of section 760 ICTA.

         47.6 The Company does not own and has not at any time owned any interest in a controlled foreign company within the meaning of sections 747 and 752 ICTA.

         47.7 The Company is not, and has not at any time since 1st April 1985 been, a company which has, or an associated company of a company which has, a qualifying presence in a unitary state for the purposes of sections 812 to 814 ICTA.

         47.8 The Company is not assessable and has not at any time been assessed to tax under section 78 TMA.

         47.9 The Company does not and has at no time held shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom, in circumstances such that a chargeable gain accruing to that other company could be apportioned to the Company under section 13 TCGA.

48.      THE BALANCE SHEET

         The balance sheet comprised in the Accounts fully provides for all Taxation (on the basis of the rates applicable to the financial year which ended on the Accounting Date) liable to be assessed on or in respect of or by reference to:-

         48.1 the profits, gains, income and earnings (whether actual or deemed) for any period ended on or before the Accounting Date; or

         48.2 any distributions (within the meaning of Part VI or section 418 ICTA) made or deemed to be made on or before the Accounting Date; or

         48.3 any other transaction entered into or deemed to be entered into on or before the Accounting Date.

49.      POST-ACCOUNTING DATE

         Since the Accounting Date:-

         49.1 the Company has not incurred and has not become liable to incur expenditure which will not be wholly deductible in computing its taxable profits, except for expenditure on the acquisition of an asset to be held otherwise than as Stock and expenditure for entertainment details of which are, in each case, set out in the Disclosure Letter;

         49.2 no event has occurred which has given rise or will or may give rise to a liability to Taxation on the Company in respect of deemed (as opposed to actual) income, profits or gains or which has resulted or will or may result in the Company becoming liable to Taxation directly or primarily chargeable against or attributable to another person;

         49.3 the Company has not entered into any transaction which has given rise or may give rise to a Liability to Taxation on a chargeable gain; and

         49.4 no event has occurred as a result of which the Company could be required to bring a disposal value into account or suffer a balancing charge for the purposes of capital allowances under section 4, 24, 87, 100 or 128 CAA or a withdrawal of first year allowances or a recovery of excess relief under section 46 or 47 CAA.

50.      LOSSES AND ACT

         50.1 Within the period of three years ending on the date of this Agreement there has been no major change in the nature or conduct of a trade or business carried on by the Company within the meaning of section 245, 245A or 768 ICTA.

         50.2 There has at no time been a change in the ownership of the Company (otherwise than pursuant to this Agreement) such that section 245B, 768 or 768A ICTA has been or may be applied to deny relief in respect of any ACT or loss or losses or excess charges on income of the Company.

51.      SHARES AND SECURITIES

         51.1     The Company has not at any time:-

                  51.1.1 purchased or agreed to purchase, repaid or agreed to repay or redeemed or agreed to redeem any shares of any class of its share capital or any amount paid up on any of its shares;

                  51.1.2 capitalised or agreed to capitalise in the form of redeemable shares or debentures any profits or reserves of any class or description or passed or agreed to pass any resolution to do so; or

                  51.1.3 provided capital to any company on terms whereby the company so capitalised has in consideration of the provision of capital issued loan stock or other securities on terms which were otherwise than by way of a bargain made at arm's length.

         51.2     The Company does not hold or have in issue:-

                  51.2.1 any quoted Eurobond within the meaning of section 124 ICTA;

                  51.2.2 any shares or securities (as defined in section 132(3)(b) TCGA) other than the Shares;

                  51.2.3 any qualifying corporate bond (as defined in section 117 TCGA);

                  51.2.4   any deep discount security (as defined in paragraph 1
                           Schedule 4 ICTA);

                  51.2.5   any deep gain security (as defined in paragraph 1
                           Schedule 11 FA 1989);

                  51.2.6 any qualifying indexed security (as defined in paragraph 2 Schedule 11 FA 1989);

                  51.2.7 any qualifying convertible security (as defined in paragraph 2 Schedule 10 FA 1990);

                  51.2.8   any gilt-edged security falling within paragraph 20
                           Schedule 11 FA 1989 or any non-gilt-edged security falling within paragraph 21 Schedule 11 FA 1989;

                  51.2.9 any security as defined in section 710 ICTA and has not made any transfer to which sections 711 to 728 (inclusive) ICTA could apply; or

                  51.2.10  any debt which is a qualifying debt as defined in section 61 FA 1993.

                                   SCHEDULE 4

                             PURCHASER'S WARRANTIES

1.       ORGANISATION

         The Purchaser is a corporate entity organised and validly existing and has all requisite corporate power and authority to own, lease and operate its properties and business as presently conducted and to enter into and perform its obligations under this Agreement.

2.       CORPORATE AUTHORITY

         The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated herein have been duly authorised by all requisite corporate action on the part of the Purchaser. This Agreement has been or will be duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally and subject to general principles of equity.

3.       EQUITY

         The Purchaser is entitled to do business as a foreign corporation in and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification, except where the failure so to qualify would not have an adverse effect on its business, assets or financial condition.

4.       NO CONFLICT

         Neither the execution nor the delivery of this Agreement by the Purchaser nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of any of the provisions of, or constitute a default under, the charter, by-laws or Memorandum or Articles of Association of the Purchaser as amended to date, or result in any material breach of any agreement, or any breach of any mortgage, indenture, lease or other instrument to which the Purchaser is a party or by which the Purchaser or its property is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject.

5.       CONSENTS

         No consent, approval or authorisation of, or declaration or filing with, any governmental authority is required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and save, for those approvals, consents or authorisation required pursuant to this Agreement at or prior to Closing and save for those approvals, consents or authorisations required by the Guarantor's financing sources no approval, consent or authorisation of any lender, lessor or other person is required in order for the Purchaser to consummate the transactions contemplated by this Agreement.

6.       BROKER

         No broker, investment banker, financial adviser or other person is entitled to any broker's, finders, financial advisers or other similar fee or commission in connection with the transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                   SCHEDULE 5

       DETERMINATION OF THE NET WORTH, TRADE DEBTORS AND BAD DEBTS RESERVE

1.       CLOSING ACCOUNTS

         The following provisions of this Schedule 5 shall apply regarding the ascertainment of the Net Worth and the calculation of the amount of the Trade Debtors and the Bad Debts Reserve, namely:-

         1.1 the Vendor and the Purchaser shall procure that if not done immediately before then on the day of, or no later than during the 3 Business Days immediately following Closing, there is carried out a stock-take of the Company's Stock;

         1.2 the Purchaser will, as soon as reasonably practicable after Closing, procure the preparation of the draft Closing Statements (defined and referred to in paragraph 2 below);

         1.3 the Net Worth, amount of the Trade Debtors and Bad Debts Reserve shall be determined and calculated on a basis which is Consistent. The Net Worth (determined as aforesaid) will be arithmetically calculated on the same basis as that set out in the Example Closing Statement set out in Schedule 8;

         1.4      without prejudice to paragraph 1.3, in determining the Net
                  Worth:-

                  1.4.1 on the Closing Date or as soon as reasonably practicable thereafter but in any event within 10 Business Days, the Company will prepare and deliver to the Purchaser and the Vendor a valuation (before any provision for obsolete, slow moving or damaged stock), of the Stock on hand as at the Closing Date and a calculation of a provision for obsolete, slow moving or damaged stock at that date, in each case on a basis which is Consistent. The Purchaser will, at the cost of the Vendor, instruct the Purchaser's Accountants, to consider such valuation and calculation and to confirm that, in their view, the same have been prepared on a basis which is Consistent. The valuation and calculation as produced by the Company (bearing any adjustments required to be made by the Purchaser's Accountants);will be included in the Final Closing Statement;

                  1.4.2 an amount of(pound)787,812 will be included in respect of capitalised design and development costs;

                  1.4.3 a reserve of(pound)50,000 (before corporation tax benefit) will be included in respect of accrued management bonuses;

                  1.4.4 without prejudice to any claim which the Purchaser may have against the Vendor under the Taxation Deed, no provision will be made in respect of corporation tax; and

                  1.4.5 Solent Microwave Limited shall be treated in the same way as in the Example Closing Statement set out in
                           Schedule 8.

2.       PROCEDURE

         2.1 Within 60 days following Closing, the Net Worth shall be ascertained by the Purchaser and the Purchaser shall serve a written statement ("the draft Closing Statement") on the Vendor within such period showing the Net Worth, the amount attributable to the Trade Debtors and the Bad Debt Reserve. The draft Closing Statement shall adopt the format used in the Example Closing Statement set out in Schedule 8.

         2.2 Unless the Vendor shall notify the Purchaser within 60 days after its receipt of the draft Closing Statement that it does not accept and agree with its contents then the Vendor shall be deemed to have accepted and agreed the contents of the draft Closing Statement for the purposes of this Agreement.

         2.3 If within the aforesaid period of 60 days the Vendor shall notify the Purchaser in writing that it does not accept and agree with the contents of the draft Closing Statement specifying each individual objection with respect thereto, showing in each case the amount in dispute, the reason why the same is in dispute and identifying why the treatment of issue giving rise to the dispute in question is not in accordance with paragraph 1.3 above, then the Purchaser and the Vendor shall endeavour to reach agreement upon adjustments to the draft Closing Statement to meet the Vendor's objections.

         2.4 If the Vendor and the Purchaser are unable to reach agreement as aforesaid within 30 days of the Vendor giving to the Purchaser the written notification contemplated by paragraph
                  2.3 or within such later time as the Purchaser and the Vendor may agree then any unresolved disputes shall be forthwith submitted by the Vendor or the Purchaser to the Independent Accountant for resolution in accordance with the provisions of
                  Schedule 7.

3.       FINAL CLOSING STATEMENT

         3.1 For the purposes of this Agreement the expression "the Final Closing Statement" shall mean:-

                  3.1.1 the draft Closing Statement which the Vendor is deemed to have accepted and agreed pursuant to paragraph 2.2 or with which the Vendor indicates its acceptance and agreement within the 60 day period referred to in paragraph 2.2 whereupon (in either event) the contents of the same shall become and be final and binding on the Vendor and the Purchaser for the purposes of this Agreement; or

                  3.1.2 the draft Closing Statement bearing any adjustment made pursuant to paragraph 2.3, if paragraph 2.3 applies and agreement is reached between the Vendor and the Purchaser as contemplated therein whereupon the contents of the same shall become and be final and binding on the Vendor and the Purchaser for the purpose of this Agreement; or

                  3.1.3 the draft Closing Statement as resolved by the Independent Accountant pursuant to Schedule 7 the contents thereof shall become and be final and binding upon the Vendor and the Purchaser for the purposes of this Agreement.

         3.2 For the purposes of determining the Net Worth and all other matters contemplated as being determined in this Agreement by reference to the Final Closing Statement (including, without limitation, the Trade Debtors and the Bad Debt Reserve), the Final Closing Statement and the contents thereof shall (save in the case of manifest error) be final and binding on the Vendor and the Purchaser.

4.       GENERAL

         Any costs incurred by the Purchaser or the Vendor in acting in the manner contemplated by this schedule 5 including, without limitation, any professional costs and expenses, shall be borne by the party which incurs them save as contemplated by Schedule 7 if that Schedule applies. It is agreed and declared that in any event no provision for such or any costs shall be contained in the Final Closing Statement. The Vendor will, forthwith on demand by the Purchaser, pay to the Purchaser the reasonable and proper costs of the Purchaser's Accountants as referred to in paragraph 1.4.1 above.

5.       ACCESS

         The Vendor and their professional advisers shall have such reasonable access to the books and accounts of the Company and such other relevant information as shall be reasonably requested by the Vendor or its professional advisers to enable them to assess the calculations in the statement referred to in this Schedule which relevant information shall include but not be limited to all working papers of the Company, the Company's accountants and auditors in connection with the Accounts and/or the draft Closing Statement.

                                   SCHEDULE 6

 DETERMINATION OF 1999 GROSS PROFIT, THE BAD DEBTS, AND THE EXCLUDED LIABILITIES


The following provisions of this Schedule 6 apply regarding the calculation of the amount of the 1999 Gross Profit, the amount of the Bad Debts, the level of the Taxation Reserve and the aggregate amount of the Excluded Liabilities, namely:-

1. The Purchaser's Accountants will, as soon as reasonably practicable, following the 1999 Financial Period and in any event within 60 days of 31 March 2000, at the expense of the Purchaser, undertake whatever work they consider to be reasonable and appropriate so as to enable them to prepare and they shall so prepare, on a basis which is Consistent, and deliver to the Vendor and the Purchaser audited accounts of the Company in respect of the year which commenced on 1st April 1999 and ending on 31 March 2000 (the "31 March 2000 Accounts"). Based upon the 31 March 2000 Accounts, the Purchaser will deliver to the Vendor a calculation of (i) the 1999 Gross Profit (ii) the Bad Debts and (iii) the Excluded Liabilities. In addition, the Purchaser will deliver to the Vendor a statement as to the Taxation Reserve. Such calculations and statement shall be accompanied by a further statement showing the amount of the Additional Payment (if any) payable pursuant to the provisions of clause 4 or the amount, if any, due from the Vendor to the Purchaser pursuant to clause 4.9 of the Agreement ("the Total Statement").

2. Unless the Vendor notifies the Purchaser within 60 days of receipt of whichever is the last to be served of the calculations and the statements and Total Statement referred to above that it does not accept and agree that all or any of such calculations or amounts contained in any statement or the Total Statement has been prepared in accordance with paragraph 1 above and/or that the amount payable by way of Additional Payment (or the sum payable by the Vendor to the Purchaser as contemplated by clause 4.9) contained in the Total Statement has been calculated in accordance with the provisions of this Agreement then the Vendor shall be deemed to have agreed and accepted each such calculation, statement and the contents of the Total Statement.

3. If within such period of 60 days the Vendor shall have notified the Purchaser in writing that it does not accept and agree that such calculations or statements have been prepared in accordance with paragraph 1 above or disagreeing with the contents of any of them, specifying in the case of each objection the amount in dispute, the reason for the dispute and identifying why the treatment is not in accordance with paragraph 1 above or otherwise in accordance with this Agreement, then the Vendor and the Purchaser shall endeavour to resolve the differences between them thereby agreeing the amount of the 1999 Gross Profit, the amount of the Taxation Reserve and the amount of the Bad Debts and the amount of the Excluded Liabilities and the amount of the payment due to or from the Vendor.

4. In the absence of agreement between the Vendor and the Purchaser as aforesaid within 30 days after the Purchaser received the objections of the Vendor as aforesaid, either the Purchaser or the Vendor may by notice in writing to the other require any unresolved issues between them to be submitted to the Independent Accountant for resolution in accordance with the provisions of Schedule 7.

5. The Vendor and their professional advisers shall have such reasonable access to the books and accounts of the Company and such other relevant information as shall be reasonably requested by the Vendor to enable them to assess the calculations, statements and the Total Statement referred to in this Schedule which shall include but not be limited to all working papers of the Company, the Company's accountants and auditors in connection with:-

         5.1      the preparation of the 31 March 2000 Accounts; and

         5.2      the Accounts;

         5.3      the calculation of the Taxation Reserve; and

         5.4      the draft and Final Closing Statements.

                                   SCHEDULE 7

                          AGREED DETERMINATION PROCESS


1. Any dispute or unresolved issue between the parties submitted to the Independent Accountant pursuant to any provision of this Agreement will be dealt with by the Independent Accountant in accordance with this
         Schedule 7.

2. For the purposes of this Agreement "Independent Accountant" shall mean a single independent chartered accountant or an independent firm of chartered accountants to be agreed upon by the Vendor and the Purchaser or (in default of agreement within 10 Business Days of the first nomination) to be selected at the instance of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales and any such chartered accountant or firm of chartered accountants (whose costs shall be paid as he or they shall in their absolute discretion direct) will act as experts and not as arbitrators

3. The Independent Accountant shall be asked to resolve any outstanding issues referred to him so that the treatment of the same is Consistent and/or is calculated in accordance with the provisions of this Agreement.

4. Any decision of the Independent Accountant shall be binding on the parties to this Agreement.

5. The parties shall co-operate and use all reasonable endeavours to procure that the Independent Accountant shall, as expeditiously as practicable, resolve all such outstanding issues (the issues to be so resolved so that the treatment of them is Consistent and/or in accordance with the provisions of this Agreement) and to produce and submit in writing to each of the Vendor and the Purchaser a statement as to the same.

6. The Independent Accountant shall resolve any disputes solely on presentation by the Vendor and the Purchaser and not by independent review. In resolving any dispute the Independent Accountant may not assign a value to an item greater than the greatest value claimed by any party or less than the smallest value for such item claimed by any party.

7. The parties intend that resort to the Independent Account shall be the sole recourse and remedy of the parties against each other with respect to any dispute arising out of determination of any amounts required to be determined pursuant to this Agreement and the Independent Accountant's determination shall be enforceable in a court of law.

8. For the purpose of the work of the Independent Accountant he shall be allowed reasonable access by the Vendor and the Purchaser to all relevant accounting and other relevant records.

                                   SCHEDULE 8

                            EXAMPLE CLOSING STATEMENT

                                                                     AUDIT  -  31ST MARCH 99
                                                                     -----------------------
NET FIXED ASSETS
               Leasehold Property                                          87,632
               Plant and Machinery                                        607,142
               Motor Vehicles                                              40,906
               Design and Development                                     787,812
               Solent Microwave                                            85,000   1,608,492
                                                                     ------------

STOCKS
              Raw    Materials    (adjusted   by   provision    for     - 702,447
              illustration)                                             - 441,937
               Work in Progress                                         -   8,046
               Goods for Resale                                                     1,152,430
               Provision of Obsolete Stock                           ------------

OTHER CURRENT ASSETS
               Trade debtors                                              512,459
               Group - Densitron America                                      393
               Prepayments                                                 33,943
               Corporate Taxation Recoverable                                  -
               ACT Recoverable                                                 -
               VAT Recoverable                                             68,962
               Other Debtors                                                  719
               Cash - Net of Outstanding Checks                           119,305     735,781
                                                                     ------------

CREDITORS - FALLING DUE WITHIN ONE YEAR
               External                                                -1,552,628
               Group - Densitron International                           -140,125
               Group - Densitron Japan                                    -94,420
               Group - Densitron Taiwan                                       -
               Group - Solent Microwave                                   -85,000
               Hire Purchase (Lease) Payables                             -81,175
               Taxation and Social Security                               -64,208
               Other Creditors                                             -3,750
               Provision for Warranty/Rework Claims                            -
               Corporation Tax                                            -78,745
               Accruals and Other Deferred Income                         -54,720  -2,154,771
                                                                     ------------

CREDITORS - FALLING DUE AFTER ONE YEAR
               Hire Purchase (Lease) Payables                             -90,378
               Deferred Taxation                                          -13,019
               Sub-Let Property Lease Payments - Net of Future Rent       -28,918    -132,315
                                                                     ------------

TOTAL NET ASSETS                                                        1,209,617
                                                                     ============

               LESS          Trade Debtors                               -512,459
               ADD           Corporation Tax                             + 78,745
                                                                     ------------
                                                                          775,903

EXAMPLE NET WORTH (CALCULATED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT BASED ON THE AUDITED ACCOUNTS AS AT 31 MARCH 1999)

SIGNED by Clifford Hardcastle                )
duly authorised to sign for and on behalf    )/s/ Clifford Hardcastle
of DENSITRON INTERNATIONAL PLC               )
in the presence of:-                         )

               Witness's signature: /s/ Benjamin Daniels

               Name: Mr. Benjamin Daniels

               Address: 82 Shortlands Road, Bramley, Kent

               Occupation: Photographer



SIGNED by  John L. Smucker                   )
duly authorised to sign for and on behalf    )
of                                            /s/ John L. Smucker
DML MICROWAVE LIMITED                        )
in the presence of:-                         )

               Witness's signature: /s/ Steven E. Smith


               Name: Steven E. Smith

               Address:  310 Depot St.
                         Ann Arbor, MI  48104

               Occupation: Financial Analyst


SIGNED by John L. Smucker                    )
duly authorised to sign for and on behalf of ) /s/ John L.Smucker
MCE COMPANIES, INC.                          )
in the presence of:-

               Witness's signature: /s/Steven E. Smith

               Name: Steven E. Smith

               Address: 310 Depot St.
                        Ann Arbor, MI  48104

               Occupation: Financial Analyst